                                                                     EXHIBIT 2.1
                                                                     -----------

                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                          CONVERGENT NETWORKS, INC.,

                      HEMISPHERE ACQUISITION CORPORATION,

                         HEMISPHERE INVESTMENTS, INC.

                          AND CERTAIN SHAREHOLDERS OF

                         HEMISPHERE INVESTMENTS, INC.

                                 JULY 6, 2000

                               TABLE OF CONTENTS

                                                                                          Page
ARTICLE I  THE MERGER...................................................................   5
 1.1  The Merger........................................................................   5
 1.2  The Closing.......................................................................   6
 1.3  Actions at the Closing............................................................   6
 1.4  Additional Action.................................................................   7
 1.5  Conversion of Shares..............................................................   7
 1.6  Dissenting Shares.................................................................  11
 1.7  Exchange of Shares................................................................  12
 1.8  Fractional Shares.................................................................  13
 1.9  Options and Warrants..............................................................  14
 1.10  Escrow...........................................................................  14
 1.11  Articles of Incorporation and By-laws............................................  15
 1.12  No Further Rights................................................................  16
 1.13  Closing of Transfer Books........................................................  16
ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............................  16
 2.1  Organization, Qualification and Corporate Power...................................  16
 2.2  Capitalization....................................................................  17
 2.3  Authorization of Transaction......................................................  18
 2.4  Noncontravention..................................................................  18
 2.5  Subsidiaries......................................................................  19
 2.6  Financial Statements..............................................................  20
 2.7  Absence of Certain Changes........................................................  21
 2.8  Undisclosed Liabilities...........................................................  21
 2.9  Tax Matters.......................................................................  21
 2.10  Assets...........................................................................  23
 2.11  Owned Real Property..............................................................  23
 2.12  Real Property Leases.............................................................  23
 2.13  Intellectual Property............................................................  24
 2.14  Inventory........................................................................  27
 2.15  Contracts........................................................................  27
 2.16  Accounts Receivable..............................................................  29
 2.17  Insurance........................................................................  29

 2.18  Litigation.......................................................................  30
 2.19  Warranties.......................................................................  30
 2.20  Employees........................................................................  30
 2.21  Employee Benefits................................................................  30
 2.22  Environmental Matters............................................................  33
 2.23  Legal Compliance.................................................................  35
 2.24  Customers and Suppliers..........................................................  35
 2.25  Permits..........................................................................  35
 2.26  Certain Business Relationships With Affiliates...................................  35
 2.27  Brokers' Fees....................................................................  36
 2.28  Books and Records................................................................  36
 2.29  Disclosure.......................................................................  36
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE
TRANSITORY SUBSIDIARY...................................................................  36
 3.1  Organization, Qualification and Corporate Power...................................  36
 3.2  Capitalization....................................................................  37
 3.3  Authorization of Transaction......................................................  37
 3.4  Noncontravention..................................................................  38
 3.5  Financial Statements..............................................................  38
 3.6  Absence of Certain Changes........................................................  38
 3.7  Undisclosed Liabilities...........................................................  39
 3.8  Intellectual Property.............................................................  39
 3.9  Contracts.........................................................................  41
 3.10  Certain Business Relationships With Affiliates...................................  42
 3.11  Litigation.......................................................................  43
 3.12  Employees........................................................................  43
 3.13  Interim Operations of the Transitory Subsidiary..................................  43
 3.14  Brokers' Fees....................................................................  43
 3.15  Disclosure.......................................................................  43
ARTICLE IV  COVENANTS...................................................................  43
 4.1  Closing Efforts...................................................................  43
 4.2  Governmental and Third-Party Notices and Consents.................................  44
 4.3  Stockholder Approval..............................................................  44
 4.4  Company Indebtedness..............................................................  45
 4.5  Operation of Business.............................................................  46
 4.6  Access to Information.............................................................  48

 4.7  Exclusivity.......................................................................  48
 4.8  Expenses..........................................................................  49
 4.9  Indemnification...................................................................  49
 4.10  Amendment of Options.............................................................  50
 4.11  Officers and Employees of the Company............................................  50
 4.12  Observation Right................................................................  51
 4.13  Tax Covenants....................................................................  51
ARTICLE V  CONDITIONS TO CONSUMMATION OF MERGER.........................................  51
 5.1  Conditions to Each Party's Obligations............................................  52
 5.2  Conditions to Obligations of the Buyer and the Transitory Subsidiary..............  52
 5.3  Conditions to Obligations of the Company..........................................  55
ARTICLE VI  INDEMNIFICATION.............................................................  57
 6.1  Indemnification by the Company Stockholders.......................................  57
 6.2  Indemnification by the Buyer......................................................  58
 6.3  Indemnification Claims............................................................  58
 6.4  Survival of Representations and Warranties........................................  62
 6.5  Limitations.......................................................................  63
ARTICLE VII  REGISTRATION RIGHTS........................................................  64
 7.1  Incidental Registration...........................................................  64
 7.2  S-3 Registration..................................................................  65
 7.3  Registration Procedures...........................................................  67
 7.4  Requirements of Company Stockholders..............................................  68
 7.5  Indemnification...................................................................  68
 7.6  Assignment of Rights..............................................................  69
ARTICLE VIII  TERMINATION...............................................................  69
 8.1  Termination of Agreement..........................................................  69
 8.2  Effect of Termination.............................................................  70
ARTICLE IX  DEFINITIONS.................................................................  70
ARTICLE X  MISCELLANEOUS................................................................  73
 10.1  Press Releases and Announcements.................................................  73
 10.2  No Third-Party Beneficiaries.....................................................  73
 10.3  Entire Agreement.................................................................  74
 10.4  Succession and Assignment........................................................  74
 10.5  Counterparts and Facsimile Signature.............................................  74
 10.6  Headings.........................................................................  74
 10.7  Notices..........................................................................  74

 10.8  Governing Law....................................................................  75
 10.9  Amendments and Waivers...........................................................  75
 10.10  Severability....................................................................  76
 10.11  Construction....................................................................  76


Exhibit A -  Escrow Agreement
Exhibit B -  List of Identified Employees
Exhibit C -  Form of Company Tax Representations
Exhibit D -  Form of Buyer Tax Representations
Exhibit E -  Investment Representation Letter
Exhibit F -  Opinion of Counsel to the Company
Exhibit G -  Voting Agreement
Exhibit H -  Opinion of Counsel to the Buyer and the Transitory Subsidiary

                         AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") is entered into as of July 6, 2000 by and among Convergent Networks, Inc., a Delaware corporation (the "Buyer"), Hemisphere Acquisition Corporation, a Florida corporation and a wholly owned subsidiary of the Buyer (the "Transitory Subsidiary"), Hemisphere Investments, Inc., a Florida corporation (the "Company"), and certain shareholders of the Company listed on the signature pages hereto. The Buyer, the Transitory Subsidiary and the Company are referred to collectively herein as the "Parties."

     This Agreement contemplates a merger of the Transitory Subsidiary into the Company. In such merger, the stockholders of the Company will receive common stock of the Buyer in exchange for their capital stock of the Company.

     The respective Boards of Directors of the Buyer, the Transitory Subsidiary and the Company have determined that it is advisable and in the best interests of the respective corporations and their shareholders that the Transitory Subsidiary be merged with and into the Company in accordance with the Florida Corporation Act and the terms and conditions of this Agreement, pursuant to which the Company will be the surviving corporation and will be a wholly owned subsidiary of the Buyer.

     Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

                                   ARTICLE I
                                  THE MERGER

     1.1  The Merger.  Upon and subject to the terms and conditions of this
          ----------
Agreement, the Transitory Subsidiary shall merge with and into the Company (with such merger referred to herein as the "Merger") at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The "Effective Time" shall be the time at which the Surviving Corporation files a certificate of merger or other appropriate documents prepared and executed in accordance with Section 607.1105 of the Florida Business Corporation Act (the "Certificate of Merger") with the Secretary of State of the State of Florida, which Certificate of Merger shall be filed as soon as practical after the Closing (as defined below). The Merger shall have the effects set forth in Section 607.1106 of the Florida Business Corporation Act.

     1.2  The Closing.  The closing of the transactions contemplated by this
          -----------
Agreement (the "Closing") shall take place at the offices of Hale and Dorr LLP in Boston, Massachusetts, commencing at 9:00 a.m. local time on July 27, 2000, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable (and in any event not later than three business days) after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article V hereof (the "Closing Date").

     1.3  Actions at the Closing.  At the Closing:
          ----------------------

          (a) the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in
Section 5.2;

          (b) the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in
Section 5.3;

          (c) the Surviving Corporation shall file with the Secretary of State of the State of Florida the Certificate of Merger;

          (d) the Buyer shall make the Initial Shares (as defined below) available to a bank trust company or other entity reasonably satisfactory to the Company appointed by the Buyer to act as the exchange agent (the "Exchange Agent") in accordance with Section 1.7;

          (e) the Buyer, Robert Gordon and Benjamin Holzemer (Mr. Gordon and Mr. Holzemer are referred to herein as the "Indemnification Representatives") and State Street Bank and Trust Company (the "Escrow Agent") shall execute and deliver an Escrow Agreement, in substantially the form attached hereto as Exhibit A (the "Escrow Agreement") and the Buyer shall deliver to the Escrow
---------
Agent a certificate for the Escrow Shares (as defined below) being placed in escrow on the Closing Date pursuant to and to be held and disbursed in accordance with the Escrow Agreement and Section 1.10 below; and

          (f) the Buyer shall deliver to Chase H&Q Securities, Inc. ("Chase") a certificate in the name Chase or an affiliate thereof evidencing 195,000 shares of Buyer

Common Stock, subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock between the date hereof and the Effective Time (the "Chase Shares").

     1.4  Additional Action.  The Surviving Corporation shall, at any time after
          -----------------
the Effective Time, take any necessary or desirable action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to vest or to perfect or confirm of record in the Surviving Corporation the title to any property, rights, privileges, powers and franchises of either the Transitory Subsidiary or the Company.

     1.5  Conversion of Shares.  At the Effective Time, by virtue of the Merger
          --------------------
and without any action on the part of any Party or the holder of any of the following securities:

          (a) Each share of common stock, $0.001 par value per share, of the Company ("Common Shares") issued and outstanding immediately prior to the Effective Time (other than Common Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares (as defined below) and Common Shares held in the Company's treasury) shall be converted into and represent the right to receive (subject to the provisions of Section 1.10) such number of shares of common stock, $0.00001 par value per share, of the Buyer ("Buyer Common Stock") as is equal to the Common Conversion Ratio (as defined below).

          (b) Each share of Preferred Stock, $0.001 par value per share, of the Company ("Preferred Shares"; and, together with the Common Shares, the "Company Shares") issued and outstanding immediately prior to the Effective Time (other than Preferred Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and Preferred Shares held in the Company's treasury) shall be converted into and represent the right to receive (subject to the provisions of Section 1.10) such number of shares of Buyer Common Stock as is equal to the Preferred Conversion Ratio (as defined below).

          (c) The "Common Conversion Ratio" shall be the fraction obtained by dividing (i) the difference of (A) the product of (I) the quotient obtained by dividing (aa) the sum of (1) the number of outstanding shares of Buyer Common Stock (as defined below) immediately prior to the Effective Time (after giving effect to the conversion into Buyer Common Stock of all outstanding Buyer Preferred Stock (as defined below)) and (2) the number of shares of Buyer Common Stock issuable upon exercise of all options to purchase Buyer Common Stock and warrants to purchase Buyer Common Stock outstanding immediately prior to the Effective Time by (bb) 0.78 multiplied by (II) 0.22 minus (B) the sum of
(I) the Pre-Closing Indebtedness Amount (as defined below) divided by $12.00 and
(II) the Pre-Closing Accounts Payable Excess (as defined below) divided by $12.00 by (ii) the sum of (X) the number of outstanding Common Shares immediately prior to the Effective Time (after giving effect to the conversion into Common Shares of all outstanding Preferred Shares), (Y) the number of Common Shares issuable upon exercise of all Options and Warrants outstanding immediately prior to the Effective Time and (Z) the number of Chase Shares. The "Preferred Conversion Ratio" shall be the result obtained by multiplying the Common Conversion Ratio by the number of Common Shares into which each Preferred Share is convertible immediately prior to the Effective Time. Each of the Common Conversion Ratio and the Preferred Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock or the Company Shares between the date hereof and the Effective Time. Stockholders of record of the Company immediately prior to the Effective Time ("Company Stockholders") shall be entitled to receive immediately at Closing in the aggregate the shares of Buyer Common Stock into which their Company Shares were converted pursuant to this Section 1.5 minus the Escrow Shares (as defined below) (the "Initial Shares"); the Buyer shall deposit in escrow at Closing pursuant to Section 1.10 the number of shares of Buyer Common Stock equal to the sum, rounded to the nearest whole number, of (i) 15% of the shares of Buyer Common Stock into which the Company Shares were converted pursuant to this Section 1.5 and (ii) the product obtained by multiplying the number of Chase Shares by 0.15, which shares shall be held and disposed of in accordance with the terms of the Escrow Agreement (the "Escrow Shares"). The Initial Shares and the Escrow Shares shall together be referred to herein as the "Merger Shares."

          (d) Two business days prior to the Closing, the Company shall deliver to the Buyer a certificate (the "Pre-Closing Certificate") indicating (i) the amount of outstanding Indebtedness (as defined below) of the Company as of the immediately preceding business day (the "Pre-Closing Indebtedness Amount") and
(ii) the amount by which the accounts payable of the Company as of the immediately preceding business day (excluding up to $800,000 directly relating to purchases for the British Telecom Contract (as defined below) and up to $1,150,000 directly relating to the MCI Litigation (as defined below)), calculated in accordance with United States generally accepted accounting principles ("GAAP") and on a basis consistent with the accounting methods, treatments, principles and procedures used in the preparation of the Financial Statements referred to in Section 2.6 of this Agreement for the fiscal year ended December 31, 1999 (to the extent consistent with GAAP), is greater than $2,500,000 (such amount being hereinafter referred to as the "Pre-Closing Accounts Payable Excess"). The Pre-

Closing Certificate shall be executed by the Chief Executive Officer and the Chief Financial Officer of the Company, and the statements therein shall be deemed to be representations and warranties of the Company made pursuant to this Agreement. For purposes of this paragraph, "Indebtedness" shall mean (without duplication), (A) every obligation of the Company or any Subsidiary for money borrowed, (B) every obligation of the Company or any Subsidiary evidenced by bonds, debentures, notes or other similar instruments, (C) every reimbursement obligation of the Company or any Subsidiary with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the Company or such Subsidiary and (D) every obligation of the type referred to in clauses
(A) through (C) of another party the payment of which the Company or any Subsidiary has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise (but only, in the case of clause
(D), to the extent the Company or such Subsidiary has guaranteed or is responsible or liable for such obligations), but "Indebtedness" shall exclude trade payables, guarantees of subsidiary trade payables, and leasing obligations including capital lease obligations. Neither the Company nor any Subsidiary shall incur, assume or guarantee any new or additional Indebtedness not included in the Pre-Closing Indebtedness Amount or any capital leases prior to the Effective Time.

          (e) The Merger Shares shall be subject to adjustment after the Closing Date as follows:

               (i) In the sole discretion of the Buyer, not later than 30 days after the Closing Date, the Buyer may prepare and deliver to the Indemnification Representatives an unaudited consolidated balance sheet of the Company and the Company Subsidiaries (the "Closing Balance Sheet") as of the close of business of the Closing Date. If prepared, the Closing Balance Sheet shall be prepared in accordance with GAAP and on a basis consistent with the accounting methods, treatments, principles and procedures used in the preparation of the Financial Statements referred to in Section 2.6 of this Agreement for the fiscal year ended December 31, 1999 (to the extent consistent with GAAP), and without giving effect to the transactions contemplated by this Agreement.

               (ii)  The Closing Balance Sheet delivered pursuant to paragraph
(i) above shall be accompanied by a statement setting forth the amount by which the amount of accounts payable as shown on the Closing Balance Sheet (excluding up to $800,000 directly relating to purchases of hardware for the British Telecom Contract (as defined below) and up to $1,150,000 directly relating to the MCI Litigation (as defined below)) is greater than the sum of

$2,500,000 and the Pre-Closing Accounts Payable Excess, if any (the "Closing Date Accounts Payable Excess").

               (iii) In the event that the Indemnification Representatives in good faith dispute the Closing Balance Sheet or the calculation of the Closing Date Accounts Payable Excess, the Indemnification Representatives shall notify the Buyer in writing (the "Dispute Notice") of the amount, nature and basis of such dispute, within 15 calendar days after delivery of the Closing Balance Sheet. In the event of such a dispute, the parties hereto shall first use reasonable efforts to resolve such dispute among themselves. If the parties are unable to resolve the dispute within 30 calendar days after delivery of the Closing Balance Sheet, the dispute shall be submitted to PricewaterhouseCoopers LLP (or if such accountants are unable or refuse to serve in such capacity, such other nationally recognized accounting firm that is not the primary independent accounting firm for any of the parties but is mutually acceptable to both of the parties as may be designated by the Boston office of the American Arbitration Association) (the "Neutral Accountants") for resolution. The Neutral Accountants shall be required to resolve the dispute within 30 days after submission. The determination of the Neutral Accountants as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. Nothing herein shall be construed to authorize or permit the Neutral Accountants to (a) determine any question or matter whatever under or in connection with this Agreement except the determination of what adjustments, if any, must be made in the items reflected in the Closing Balance Sheet that are the subject of objections by the Indemnification Representatives, (b) determine an adjustment to an item on the Closing Balance Sheet that is outside of the range defined by amounts as finally proposed by the Indemnification Representatives and the Buyer, respectively, or
(c) apply any accounting methods, treatments, principles or procedures other than as described in Section 1.5(d). All determinations pursuant to this paragraph (iii) shall be in writing and shall be delivered to the parties hereto. Any award made pursuant to this Section 1.5(d) may be entered in and enforced by any court having jurisdiction thereover.

               (iv) The fees and expenses incurred in connection with the preparation of the Closing Balance Sheet shall be borne by the Buyer. The fees and expenses of the Neutral Accountants in connection with the resolution of disputes pursuant to paragraph (iii) above shall be shared equally by the Company Stockholders (with such fees and expenses being paid out of the Escrow Shares) and the Buyer; provided, that if the Neutral Accountants determine that
                       --------
one party has adopted a position or positions with respect to the Closing Balance Sheet that is frivolous or clearly without merit, the Neutral Accountants may, in their discretion, assign a greater portion of any such fees and expenses to such party.

               (v) Immediately upon the expiration of the 15-day period for giving the Dispute Notice, if no Dispute Notice is given, or immediately upon the resolution of disputes, if any, pursuant to paragraph (iii) above, the Company Stockholders shall be obligated to pay to the Buyer out of the Escrow Shares an amount equal to the Closing Date Accounts Payable Excess; provided,
                                                                    --------
however, that such amount payable by the Company Stockholders to the Buyer shall
-------
be recoverable by the Buyer only pursuant to the terms of the Escrow Agreement established in accordance with Section 1.10 below. If the Closing Date Accounts Payable Excess is less than $25,000, the Closing Stockholders shall not be obligated to pay any amounts to the Buyer pursuant to this Section 1.5(e).

          (f) Each Company Share held in the Company's treasury immediately prior to the Effective Time and each Company Share owned beneficially by the Buyer or the Transitory Subsidiary shall be cancelled and retired without payment of any consideration therefor.

          (g) Each share of common stock, $0.01 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $0.01 par value per share, of the Surviving Corporation.

     1.6  Dissenting Shares.
          -----------------

          (a) For purposes of this Agreement, "Dissenting Shares" means Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of the adoption of this Agreement and the Merger and with respect to which the exercise of dissenters' rights shall have been duly demanded and perfected in accordance with Section 607.1320 of the Florida Business Corporation Act and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive Merger Shares, unless such Company Stockholder shall have forfeited his, her or its dissenters' rights under the Florida Business Corporation Act or properly withdrawn his, her or its notice of election to dissent. If such Company Stockholder has so forfeited or withdrawn his, her or its notice of election to dissent with respect to such Dissenting Shares, then
(i) as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Shares issuable in respect of such Company Shares pursuant to Section 1.5, and (ii) promptly following the occurrence of such event, the Buyer shall deliver to the Exchange Agent a certificate representing the number of Initial Shares to which such holder is entitled pursuant to
Section 1.5 (which shares shall be considered Initial Shares for all purposes of this Agreement) and shall deliver to the Escrow Agent a certificate representing the number of Escrow Shares to which such holder is entitled pursuant to Section 1.5 (which shares shall be considered Escrow Shares for all purposes of this Agreement).

          (b) The Company shall give the Buyer (i) prompt notice of any written notice of election to dissent with respect to any Company Shares, withdrawals of such notices, and any other instruments that relate to such notices received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to notices of election to dissent under the Florida Business Corporation Act. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any exercise of dissenters' rights with respect to Company Shares or offer to settle or settle any such exercise.

     1.7  Exchange of Shares.
          ------------------

          (a) Prior to the Effective Time, the Buyer shall appoint the Exchange Agent to effect the exchange for the Initial Shares of certificates that, immediately prior to the Effective Time, represented Company Shares converted into Merger Shares pursuant to Section 1.5 (including any Company Shares referred to in the last sentence of Section 1.6(a)) ("Certificates"). On the Closing Date, the Buyer shall make the Initial Shares available to the Exchange Agent, in trust for the benefit of holders of Certificates. As soon as practicable after the Effective Time, the Buyer shall cause the Exchange Agent to send a notice and a transmittal form to each holder of a Certificate advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate in exchange for the Initial Shares issuable pursuant to Section 1.5. Each holder of a Certificate, upon proper surrender thereof to the Exchange Agent in accordance with the instructions in such notice, shall be entitled to receive in exchange therefor (subject to any taxes required to be withheld) the Initial Shares issuable pursuant to Section 1.5. Until properly surrendered, each such Certificate shall be deemed for all purposes to evidence only the right to receive a certificate for the Initial Shares and the Escrow Shares (subject to the provisions of this Agreement and the Escrow Agreement) issuable pursuant to Section 1.5. Holders of Certificates shall not be entitled to receive certificates for the Initial Shares to which they would otherwise be entitled until such Certificates are properly surrendered.

          (b) If any Initial Shares are to be issued in the name of a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance of such Initial Shares that (i) the Certificate so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Exchange Agent nor any Party shall be liable to a holder of Company Shares for any Initial Shares issuable to such holder pursuant to Section 1.5 that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Buyer shall issue in exchange for such lost, stolen or destroyed Certificate the Initial Shares issuable in exchange therefor pursuant to Section 1.5. The Board of Directors of the Buyer may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Buyer a bond in such sum as it may in good faith reasonably direct as indemnity against any claim that may be made against the Buyer with respect to the Certificate alleged to have been lost, stolen or destroyed.

          (d) No dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date shall be paid to former Company Stockholders entitled by reason of the Merger to receive Initial Shares until such holders surrender their Certificates for certificates representing the Merger Shares. Upon such surrender, the Buyer shall pay or deliver to the persons in whose name the certificates representing such Initial Shares are issued any dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date and which were paid or delivered between the Effective Time and the time of such surrender; provided that no such person shall be entitled to receive any interest on such dividends or other distributions.

     1.8  Fractional Shares.  No certificates or scrip representing fractional
          -----------------
Initial Shares shall be issued to former Company Stockholders upon the surrender for exchange of Certificates, and such former Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional Initial Shares that would have otherwise been issued to such former Company Stockholders. In lieu of any fractional Initial Shares that would have otherwise been issued, each former Company Stockholder that would have been entitled to receive a fractional Initial Share shall, upon proper surrender of such person's Certificates, receive such whole number of

Initial Shares as is equal to the precise number of Initial Shares to which such person would be entitled, rounded up or down to the nearest whole number (with a fractional interest equal to .5 rounded to the nearest odd number); provided that each such holder shall receive at least one Initial Share.

     1.9  Options and Warrants.
          --------------------

          (a) As of the Effective Time, all options to purchase Common Shares issued by the Company pursuant to its stock option plans or otherwise ("Options"), whether vested or unvested, shall be assumed by the Buyer. Immediately after the Effective Time, each Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Option at the Effective Time, such number of shares of Buyer Common Stock as is equal to the number of Common Shares subject to the unexercised portion of such Option multiplied by the Common Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the nearest whole number). The exercise price per share of each such assumed Option shall be equal to the exercise price of such Option immediately prior to the Effective Time, divided by the Common Conversion Ratio (rounded up to the nearest whole cent). The term, exercisability, vesting schedule, status as an "incentive stock option" under
Section 422 of the Internal Revenue Code of 1986 (as amended, the "Code"), if applicable, and all of the other terms of the Options shall otherwise remain unchanged.

          (b) As soon as practicable after the Effective Time, the Buyer or the Surviving Corporation shall deliver to the holders of Options appropriate notices setting forth such holders' rights pursuant to such Options, as amended by this Section 1.9, and the agreements evidencing such Options shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 1.9 and such notice).

          (c) The Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Options assumed in accordance with this Section 1.9.

          (d) The Company shall cause the termination, as of the Effective Time, of all outstanding warrants to purchase Company Shares (the "Warrants") that remain unexercised.

     1.10 Escrow.
          ------

          (a) On the Closing Date, the Buyer shall deliver to the Escrow Agent a certificate (issued in the name of the Escrow Agent or its nominee) representing the Escrow Shares, as described in Section 1.5, for the purpose of securing the indemnification obligations of the Indemnifying Stockholders (as defined in Section 6.1) set forth in this Agreement. The Escrow Shares shall be held by the Escrow Agent under, and disbursed in accordance with, the Escrow Agreement pursuant to the terms thereof. The Escrow Agreement shall provide that one-third of the Escrow Shares shall be released from escrow six months after the Closing Date and the remaining Escrow Shares will be released from escrow on the first anniversary of the Closing Date, subject in each case to the delivery of notice of a Dispute pursuant to Article VI below and the terms of the Escrow Agreement; provided, however, that (i) Escrow Shares with a Value (as defined
           --------  -------
below) of UK(Pounds)200,000 shall be held in escrow until the date that is ten business days after the eighteen month anniversary of the consummation of the Company's disposition of Interglobe Telecommunications (International) plc, pursuant to an Agreement between the Company and Redstone Telecom plc dated February 24, 2000 (the "Interglobe Agreement") for the purpose of securing the indemnification obligations of the Indemnifying Stockholders with respect to
Section 6.1(e) and (ii) Escrow Shares with a Value of $1,000,000 shall be held in escrow until two years after the Closing Date for the purpose of securing the indemnification obligations of the Indemnifying Stockholders with respect to
Section 6.1(e) and breaches of the representations and warranties of the Company set forth in Section 2.9 (and the portion of the Company Certificate pertaining thereto). The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

          (b) The adoption of this Agreement and the approval of the Merger by the Company Stockholders shall constitute approval by the Company Stockholders voting to approve the Merger of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Escrow Shares in escrow and the appointment of the Indemnification Representatives.

     1.11 Articles of Incorporation and By-laws.
          -------------------------------------

          (a) The Articles of Incorporation of the Surviving Corporation immediately following the Effective Time shall be the same as the Articles of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that (i) the name of the corporation set forth therein shall be changed to Technology Control Services, Inc. and (ii) the identity of the incorporator shall be deleted.

           (b) The By-laws of the Surviving Corporation immediately following the Effective Time shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to Technology Control Services, Inc.

     1.12  No Further Rights. From and after the Effective Time, no Company
           -----------------
Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

     1.13  Closing of Transfer Books.  At the Effective Time, the stock transfer
           -------------------------
books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Buyer, the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for Initial Shares in accordance with Section 1.5, subject to Section 1.10 and to applicable law in the case of Dissenting Shares.

                                  ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Buyer that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule provided by the Company to the Buyer on the date hereof (the "Disclosure Schedule").

     2.1   Organization, Qualification and Corporate Power.  The Company is a
           -----------------------------------------------
corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Florida. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect (as defined below). Section 2.1 of the Disclosure Schedule sets forth the jurisdictions in which the Company is qualified to conduct business. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of its Articles of Incorporation and By-laws. The Company is not in default under or in violation of any provision of its Articles of Incorporation or By-laws. For purposes of this Agreement, "Company Material Adverse Effect" means a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or future prospects of the Company and the Subsidiaries (as defined below), taken as a whole, other than the effect of any event directly attributable to the announcement of this transaction or any general decline in the economy or financial markets.

     2.2  Capitalization.  The authorized capital stock of the Company consists
          --------------
of (a) 60,000,000 Common Shares, of which, as of the date of this Agreement, 31,339,485 shares were issued and outstanding and no shares were held in the treasury of the Company, and (b) 25,000,000 Preferred Shares, of which 22,000,000 shares have been designated as Series A Convertible Preferred Stock, of which, as of the date of this Agreement, 5,856,488 shares were issued and outstanding. Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list of (i) all stockholders of the Company, indicating the number and class or series of Company Shares held by each stockholder and (for Company Shares other than Common Shares) the number of Common Shares into which such Company Shares are convertible, (ii) all outstanding Options and Warrants, indicating (A) the holder thereof, (B) the number and class or series of Company Shares subject to each Option and Warrant and (for Company Shares other than Common Shares) the number of Common Shares into which such Company Shares are convertible, (C) the exercise price, date of grant, vesting schedule and expiration date for each Option or Warrant, and (D) any terms regarding the acceleration of vesting, and (iii) all stock option plans and other stock or equity-related plans of the Company. All of the issued and outstanding Company Shares are, and all Company Shares that may be issued upon exercise of Options or Warrants will be (upon issuance in accordance with their terms), duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Other than the Options and Warrants listed in Section 2.2 of the Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act of 1933, as amended (the "Securities Act"), or sale or transfer (including without limitation agreements relating to preemptive rights, rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company. To the knowledge of the Company, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company. All of the issued and outstanding securities of the Company were issued in compliance with applicable federal and state securities laws.

     2.3  Authorization of Transaction.  The Company has all requisite power and
          ----------------------------
authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement and the Merger (the "Requisite Stockholder Approval"), the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the Florida Business Corporation Act, and (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of Company vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     2.4  Noncontravention.  Subject to the filing of the Certificate of Merger
          ----------------
as required by the Florida Business Corporation Act and assuming the Company receives the Requisite Stockholder Approval, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Articles of Incorporation or By-laws of the Company or the charter and By-laws of any Subsidiary (as defined below), or, if the Subsidiary is not a corporation, the organizational documents or operating agreements of any such Subsidiary other than (with respect to a Subsidiary only) a conflict or violation that would not be reasonably likely to have a Company Material Adverse Effect and would not be reasonably likely to threaten or prevent the consummation of the transactions contemplated by this Agreement, (b) require on the part of the Company or any Subsidiary any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity") other than (with respect to a Subsidiary only) where the failure to make such a filing with, or to obtain such a permit, authorization, consent or approval of, any Governmental Entity would not be reasonably likely to have a Company Material Adverse Effect and would not be reasonably likely to threaten or prevent the consummation of the transactions contemplated by this Agreement, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of their assets is subject, (d) result in the imposition of any Security Interest (as defined below) upon any assets of the Company or any Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Subsidiary or any of their properties or assets. For purposes of this Agreement: "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law) other than (i) mechanic's, materialmen's and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, (iv) liens for taxes not due and payable, (v) purchase money liens, and (vi) liens on leased property, in each case arising in the Ordinary Course of Business (as defined below) of the Company and not material to the Company; and "Ordinary Course of Business" means the ordinary course of the Company's business, consistent with past custom and practice (including with respect to frequency and amount).

     2.5  Subsidiaries.
          ------------

          (a) Section 2.5 of the Disclosure Schedule sets forth: (i) the name of each corporation, partnership, joint venture or other entity in which the Company has, directly or indirectly, an equity interest representing 50% or more of the capital stock thereof or other equity interests therein (individually, a "Subsidiary" and, collectively, the "Subsidiaries"); (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Subsidiary; (iv) the names of the officers and directors of each Subsidiary; and (v) the jurisdictions in which each Subsidiary is qualified to do business as a foreign corporation.

          (b) Each Subsidiary is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered to the Buyer complete and accurate copies of the charter and By-laws of each Subsidiary or, if the Subsidiary is not a corporation, the organizational documents or operating agreement of each such Subsidiary. No Subsidiary is in default under or in violation of any provision of its charter and By-laws or, if not a corporation, its organizational documents or operating agreement. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Subsidiary that are held of record or owned beneficially by either the Company or any Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary.

          (c) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Subsidiary.

     2.6  Financial Statements.  The Company has provided to the Buyer (a) the
          --------------------
audited consolidated balance sheets and statements of income, changes in stockholders' equity and cash flows of the Company as of and for each of the two fiscal years ended December 31, 1998; (b) the unaudited consolidated balance sheet and statements of income, changes in stockholders' equity and cash flows as of and for the fiscal year ended December 31, 1999; and (c) the unaudited consolidated balance sheet and statements of income, changes in stockholders' equity and cash flows as of and for the five months ended May 31, 2000 (the "Most Recent Balance Sheet Date"). Such financial statements (collectively, the "Financial Statements") have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company and the Subsidiaries; provided, however, that the Financial Statements referred to in
              --------  -------
clause (b) above are subject to adjustments described in the Financial Statements and do not include footnotes or other presentation items, and the Financial Statements in clause (c) above are subject to adjustments described in the Financial Statements and normal recurring year-end adjustments (which will not be material) and do not include footnotes or other presentation items.

     2.7  Absence of Certain Changes.  Since the Most Recent Balance Sheet Date,
          --------------------------
(a) there has occurred no event or development which has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) neither the Company nor any Subsidiary has taken any of the actions set forth in paragraphs (a) through (n) of Section 4.5. Since June 13, 2000, neither the Company nor any Subsidiary has hired any officers or employees (except for engineering personnel or personnel directly related to the support of the Alliance Mobility Services Platform Contract between British Telecom plc and Technology Control Services, Inc. dated October 1998 (the "British Telecom Contract")) without the prior written consent of the Buyer.

     2.8  Undisclosed Liabilities.  None of the Company and its Subsidiaries
          -----------------------
has any known liability (whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet referred to in clause (b) of Section 2.6 (the "Most Recent Balance Sheet"), (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business, (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet, and (d) liabilities for which the Company has established a reserve on the Most Recent Balance Sheet, including liabilities incurred in connection with this Agreement and the Merger.

     2.9  Tax Matters.
          -----------

          (a) For purposes of this Agreement, the following terms shall have the following meanings:

               (i) "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

               (ii) "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

          (b) Each of the Company and the Subsidiaries has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. Neither the Company nor any Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and the Subsidiaries are or were members. Each of the Company and the Subsidiaries has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company and the Subsidiaries for tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet and any unpaid Taxes attributable to any period commencing after the Most Recent Balance Sheet Date were incurred in the Ordinary Course of Business. All Taxes that the Company or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

          (c) The Company has delivered to the Buyer or its representatives complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary since December 31, 1996. The federal income Tax Returns of the Company and each Subsidiary have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 2.9(c) of the Disclosure Schedule. No examination or audit of any Tax Return of the Company or any Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. Neither the Company nor any Subsidiary has been informed in writing by any jurisdiction that the jurisdiction believes that the Company or Subsidiary was required to file any Tax Return that was not filed. Neither the Company nor any Subsidiary has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency, which waiver or extension remains in effect.

               (d) Neither the Company nor any Subsidiary: (i) is a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of the Company or the Subsidiaries are subject to an election under
Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code; (iv) has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (v) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

               (e) Neither the Company nor any Subsidiary has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

          2.10 Assets. Each of the Company and the Subsidiaries owns all
               ------
tangible assets which it purports to own, including all assets reflected on the Most Recent Balance Sheet (except for inventory sold by the Company since the date thereof in the Ordinary Course of Business), all assets acquired by the Company since the date of the Most Recent Balance Sheet (except for inventory sold by the Company since the date thereof in the Ordinary Course of Business), and all other assets reflected in the Company's books and records as being owned by the Company. Such tangible assets, taken as a whole, are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they presently are used. No asset of the Company or any Subsidiary (tangible or intangible) is subject to any Security Interest.

          2.11 Owned Real Property. Neither the Company nor any Subsidiary owns,
               -------------------
or has ever owned, any real property.

          2.12 Real Property Leases. Section 2.12 of the Disclosure Schedule
               --------------------
lists all real property leased or subleased to or by the Company or any Subsidiary and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to the Buyer complete and accurate copies of the leases and subleases (as amended to date) listed in Section 2.12 of the Disclosure Schedule. With respect to each lease and sublease listed in Section 2.12 of the Disclosure Schedule:

          (a) the lease or sublease is legal, valid, binding and in full force and effect;

          (b) the lease or sublease will continue to be legal, valid, binding and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

          (c) neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the knowledge of the Company, any other party under such lease or sublease;

          (d) neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

          (e) the Company is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by the Company or a Subsidiary of the property subject thereto.

     2.13 Intellectual Property.
          ---------------------

          (a) Each of the Company or the Subsidiaries owns or has the right to use all Intellectual Property (as defined below) that is used by the Company or the Subsidiaries in their businesses as currently conducted in the (i) use, manufacture, marketing and distribution of the products manufactured, marketed, sold or licensed by, and the services provided by, the Company and the Subsidiaries to other parties (together, the "Customer Deliverables") or (ii) operation of the Company's and the Subsidiaries' internal systems that are material to the business or operations of the Company and the Subsidiaries, including without limitation material computer hardware systems, software applications and embedded systems (the "Internal

Systems") (the Intellectual Property owned by or licensed to the Company and the Subsidiaries and incorporated in or underlying the Customer Deliverables or the Internal Systems is referred to herein as the "Company Intellectual Property"). Each item of Company Intellectual Property will be owned or available for use by the Surviving Corporation following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Company and the Subsidiaries have taken reasonable measures to protect the proprietary nature of each item of Company Intellectual Property. To the knowledge of the Company, (a) no other person or entity has any rights to any of the Company Intellectual Property owned by the Company and the Subsidiaries (except as described in or pursuant to agreements or licenses specified in Section 2.13(c) of the Disclosure Schedule), and (b) no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property owned by the Company or a Subsidiary. For purposes of this Agreement, "Intellectual Property" means all (i) patents and patent applications, (ii) copyrights and registrations thereof, (iii) mask works and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, and (vi) trademarks, service marks, trade names, domain names and applications and registrations therefor. Section 2.13(a) of the Disclosure Schedule lists each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Company or any Subsidiary.

          (b) To the knowledge of the Company, except as set forth in Section 2.13(b) of the Disclosure Schedule, none of the Customer Deliverables, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity in any material respect. To the knowledge of the Company, except as set forth in Section 2.13(b) of the Disclosure Schedule, none of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity in any material respect. Section 2.13(b) of the Disclosure Schedule lists any complaint, claim or notice, or written threat thereof, received by the Company or any Subsidiary alleging any such infringement, violation or misappropriation; and the Company has provided to the Buyer complete and accurate copies of all written documentation in the possession of the Company or any Subsidiary relating to any such complaint, claim, notice or threat.

          (c) Section 2.13(c) of the Disclosure Schedule identifies each material license or other agreement (or type of license or other agreement) currently in effect pursuant to which the Company or a Subsidiary has licensed, distributed or otherwise granted any rights to any third party with respect to, any Company Intellectual Property, and each other material license or other agreement (or type of license or other agreement) pursuant to which the Company or a Subsidiary has granted to any third party any rights to alter, develop, redistribute or sublicense any Company Intellectual Property.

          (d) Section 2.13(d) of the Disclosure Schedule identifies each material item of Company Intellectual Property that is owned by a party other than the Company or a Subsidiary, and the license or agreement pursuant to which the Company or a Subsidiary uses it (excluding off-the-shelf software programs licensed by the Company or a Subsidiary and "shrink wrap" licenses).

          (e) Neither the Company nor any Subsidiary has disclosed the source code for any of the software owned by the Company or a Subsidiary (the "Software") or other confidential information constituting, embodied in or pertaining to the Software to any person or entity, except pursuant to the agreements listed in Section 2.13(e) of the Disclosure Schedule, and the Company has taken reasonable measures to prevent disclosure of such source code .

          (f) Subject to the items listed in Section 2.13(d) of the Disclosure Schedule, all of the copyrightable materials incorporated in or bundled with the Customer Deliverables have been created by employees of the Company or a Subsidiary within the scope of their employment by the Company or a Subsidiary or by independent contractors of the Company or a Subsidiary who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Company or a Subsidiary. No portion of such copyrightable materials was jointly developed with any third party.

          (g) To the knowledge of the Company, the Customer Deliverables and the Internal Systems are free from significant defects or programming errors, except for such defects or errors which, individually or in the aggregate, are not reasonably likely to have a material adverse impact on the Company's business or on the Company's ability to maintain adequate internal controls and records, and conform in all material respects to the written documentation and specifications therefor, except where such failures to conform which, individually or in the aggregate, are not reasonably likely to have a material adverse impact on the Company's business or on the Company's ability to maintain adequate internal controls and records .

          (h) All of the Customer Deliverables owned by the Company or a Subsidiary and currently being marketed, distributed or licensed by the Company or a Subsidiary or which were owned by the Company or a Subsidiary and licensed by the Company or a Subsidiary, are Year 2000 Compliant. The Company is not aware of any failure to be Year 2000 Compliant of any third-party system that is material to the business or operations of the Company or a Subsidiary, including without limitation any material system belonging to any of the Company's or a Subsidiary's suppliers, service providers or customers.

          (i) For purposes of this Agreement, "Year 2000 Compliant" means that the applicable system or item:

               (i) will accurately receive, record, store, provide, recognize and process all date and time data from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years;

               (ii) will accurately perform all date-dependent calculations and operations (including without limitation mathematical operations, sorting, comparing and reporting) from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years; and

               (iii) will not malfunction, cease to function or provide invalid or incorrect results as a result of (x) the change of years from 1999 to 2000,
(y) date data, including date data which represents or references different centuries, different dates during 1999 and 2000, or more than one century or (z) the occurrence of any particular date;

in each case without human intervention, other than original data entry.

     2.14  Inventory. All inventory of the Company and the Subsidiaries, if
           ---------
acquired on or before the Most Recent Balance Sheet Date, is reflected on the Most Recent Balance Sheet and is directly related to the British Telecom Contract, and if acquired after the Most Recent Balance Sheet, is reflected on
Section 2.14 of the Disclosure Schedule and is directly related to the British Telecom Contract. The quantities of each type of inventory, whether raw materials, work-in-process or finished goods, are not excessive in the present circumstances of the Company and the Subsidiaries.

     2.15  Contracts.
           ---------

          (a) Section 2.15 of the Disclosure Schedule lists the following agreements (written or oral) to which the Company or any Subsidiary is a party as of the date of this Agreement:

               (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $50,000 per annum or having a remaining term longer than six months;

               (ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year (not including any agreement (or group of related agreements) involving, in the aggregate, less than the sum of $25,000), (B) which involves more than the sum of $50,000, or
(C) in which the Company or any Subsidiary has granted manufacturing rights, "most favored nation" pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

               (iii)  any agreement establishing a partnership or joint venture;

               (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $50,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

               (v) any agreement concerning confidentiality or noncompetition;

               (vi)   any employment or consulting agreement;

               (vii) any agreement involving any officer, director or stockholder of the Company or any affiliate (an "Affiliate"), as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), thereof;

               (viii) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

               (ix) any agreement which contains any provisions requiring the Company or any Subsidiary to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business); and

               (x) any other agreement (or group of related agreements) either involving more than $100,000, or which is material to the Company and which was not entered into in the Ordinary Course of Business.

          (b) The Company has delivered to the Buyer a complete and accurate copy of each agreement listed in the Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the knowledge of the Company, any other party under such contract.

     2.16  Accounts Receivable. All accounts receivable of the Company and the
           -------------------
Subsidiaries reflected on the Most Recent Balance Sheet are valid receivables subject to no setoffs or counterclaims and arose from the sale of goods and services in the Ordinary Course of Business. All accounts receivable reflected in the financial or accounting records of the Company that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and arose from the sale of goods and services in the Ordinary Course of Business.

     2.17  Insurance. Section 2.17 of the Disclosure Schedule lists each
           ---------
insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary is a party. There is no material claim pending under any such policy as to which the Company has received notice that coverage has been questioned, denied or disputed by the underwriter of such policy. The Company has not received notice of any threatened termination of, or material premium increase with respect to, any such policy. Each such policy will continue in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

     2.18  Litigation. Section 2.18 of the Disclosure Schedule identifies each
           ----------
material action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator (a "Legal Proceeding") which is pending or has been threatened in writing against the Company or any Subsidiary as of the date hereof.

     2.19  Warranties. No product or service manufactured, sold, leased,
           ----------
licensed or delivered by the Company or any Subsidiary is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company or the appropriate Subsidiary, which are set forth in Section 2.19 of the Disclosure Schedule and (ii) manufacturers' warranties for which neither the Company nor any Subsidiary has any liability.

     2.20  Employees.
           ---------

           (a) Section 2.20 of the Disclosure Schedule contains a list of all employees of the Company and each Subsidiary along with the position and the annual rate of compensation of each such person. Each such employee has entered into a confidentiality agreement with the Company or a Subsidiary, a copy of which has previously been delivered to the Buyer. Section 2.20 of the Disclosure Schedule contains a list of all employees of the Company or any Subsidiary who are a party to a non-competition agreement with the Company or any Subsidiary; copies of such agreements have previously been delivered to the Buyer.

           (b) Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or any Subsidiary.

     2.21  Employee Benefits.
           -----------------

           (a) For purposes of this Agreement, the following terms shall have the following meanings:

               (i) "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation .

               (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

               (iii) "ERISA Affiliate" means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

          (b) Section 2.21(b) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company, any Subsidiary or any ERISA Affiliate. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing,
(ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, if any, insurance contracts and summary plan descriptions, (iv) the annual reports filed on IRS Form 5500, 5500C or 5500R, if such a report is required for such Plan, and (v) the most recent actuarial report or financial statement relating to such Plan, if such a report or statement is required with respect to such Plan, for each Employee Benefit Plan, have been delivered to the Buyer. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Company, the Subsidiaries and the ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. The Company, each Subsidiary, each ERISA Affiliate and each Employee Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including without limitation Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Employee Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted.

          (c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders) against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

          (d) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received a favorable determination letter, opinion, notification or advisory letter from the Internal Revenue Service as to each plan's qualified status or has been adopted using a prototype plan for which the sponsor has received such a letter and upon which the Company is entitled to rely, no such determination letter has been revoked and, to the Company's knowledge, revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that could reasonably be expected to adversely affect its qualification or materially increase its cost. Each Employee Benefit Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

          (e) Neither the Company, any Subsidiary nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

          (f) At no time has the Company, any Subsidiary or any ERISA Affiliate been obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

          (g) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Company or any Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under
Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Employee Benefit Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan, to the extent required by GAAP.

          (h) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Company, any Subsidiary or any ERISA Affiliate that could reasonably be expected to subject the Company, any Subsidiary or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the

Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Employee Benefit Plan.

          (i) No Employee Benefit Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of
Section 501(c)(9) of the Code.

          (j) Each Employee Benefit Plan is amendable and terminable unilaterally by the Company at any time without liability to the Company as a result thereof and no Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Employee Benefit Plan.

          (k) Section 2.21(k) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company or any Subsidiary (A) the benefits of which may be contingent, or the terms of which may be subject to material alteration, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may become eligible to receive payments from the Company or any Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or that may be included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Company or any Subsidiary, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Employee Benefit Plan, any of the benefits of which may be increased, or the vesting of the benefits of which may be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which may be calculated on the basis of any of the transactions contemplated by this Agreement.

          (l) Section 2.21(l) of the Disclosure Schedule sets forth the policy of the Company and any Subsidiary with respect to accrued vacation, accrued sick time and earned time-off and the amount of such liabilities as of May 31, 2000.

     2.22 Environmental Matters.
          ---------------------

          (a) Each of the Company and the Subsidiaries has complied with all applicable Environmental Laws (as defined below). The Company has no knowledge of any pending or threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Subsidiary. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or common law duty relating to the environment or occupational health and safety, including without limitation any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals;
(v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any Environmental Law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA").

          (b) Except as otherwise disclosed pursuant to Section 2.22(c), the Company has no knowledge of any releases of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Company or a Subsidiary. The Company is not aware of any releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by the Company or a Subsidiary that could reasonably be expected to have an adverse impact on the real property or facilities owned, operated or controlled by the Company or a Subsidiary. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products or any other material subject to regulation under any Environmental Law.

          (c) Set forth in Section 2.22(c) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or a Subsidiary (whether conducted by or on behalf of the Company or a Subsidiary or a third party, and whether done at the initiative of the Company or a Subsidiary or directed by a Governmental Entity or other third party) which the Company is aware of and has possession of or access to. A complete and accurate copy of each such document has been provided to the Buyer.

     2.23 Legal Compliance.  Each of the Company and the Subsidiaries, and the
          ----------------
conduct and operations of their respective businesses, are in material compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity.

     2.24 Customers and Suppliers.  Section 2.24 of the Disclosure Schedule sets
          -----------------------
forth a list of (a) each customer that accounted for more than 5% of the consolidated revenues of the Company during the last full fiscal year or the interim period through the Most Recent Balance Sheet Date and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product to the Company or a Subsidiary. No such customer or supplier has indicated to the Company within the past year that it will stop, or decrease the rate of, buying products or supplying products, as applicable, to the Company or any Subsidiary.

     2.25 Permits.  Section 2.25 of the Disclosure Schedule sets forth a list of
          -------
all material permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) ("Permits") issued to or held by the Company or any Subsidiary. Such listed Permits are the only Permits that are required for the Company and the Subsidiaries to conduct their respective businesses as presently conducted or as presently proposed to be conducted. Each such Permit is in full force and effect and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

     2.26 Certain Business Relationships With Affiliates.  No Affiliate of the
          ----------------------------------------------
Company or of any Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary, (b) has any claim or cause of action against the

Company or any Subsidiary, or (c) owes any money to, or is owed any money by, the Company or any Subsidiary.

     2.27 Brokers' Fees.  Neither the Company nor any Subsidiary has any
          -------------
liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     2.28 Books and Records.  The minute books and other similar records of the
          -----------------
Company and each Subsidiary contain complete and accurate records of all actions taken at any meetings of the Company's or such Subsidiary's stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting.

     2.29 Disclosure.  No representation or warranty by the Company contained in
          ----------
this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE BUYER
                         AND THE TRANSITORY SUBSIDIARY

     Buyer represents and warrants to the Company that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule provided by the Buyer to the Company on the date hereof (the "Buyer Disclosure Schedule").

     3.1  Organization, Qualification and Corporate Power. Each of the Buyer and
          -----------------------------------------------
the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Buyer is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Buyer Material Adverse Effect (as defined below). The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Buyer has furnished or made available to the Company complete and accurate copies of its Certificate of Incorporation and By-laws. For purposes of this Agreement, "Buyer

Material Adverse Effect" means a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or future prospects of the Buyer and each of the Buyer Subsidiaries (as defined below), taken as a whole, other than the effect of any event directly attributable to the announcement of this transaction and any general decline in the economy or financial markets. Each corporation, partnership, joint venture or other entity in which the Buyer has, directly or indirectly, an equity interest representing 50% or more of the capital stock thereof or other equity interests therein, including, without limitation, the Transitory Subsidiary, shall be referred to individually, as a "Buyer Subsidiary" and, collectively, as the "Buyer Subsidiaries").

     3.2  Capitalization.  The authorized capital stock of the Buyer consists of
          --------------
(a) 45,000,000 shares of Buyer Common Stock, of which 16,506,100 shares were outstanding as of the date of this Agreement, and (b) 17,500,000 shares of Preferred Stock of Buyer ("Buyer Preferred Stock"; together with Buyer Common Stock, "Buyer Stock"), $0.01 par value per share, of which 16,977,527 shares were outstanding as of the date of this Agreement, which shares are currently convertible into 23,953,527 shares of Buyer Common Stock. As of the date of this Agreement, there were outstanding options to purchase 1,277,200 shares of Buyer Common Stock and no shares of Buyer Preferred Stock. As of the date of this Agreement, there were no outstanding warrants to purchase shares of Buyer Common Stock or shares of Buyer Preferred Stock. All of the issued and outstanding shares of Buyer Stock are, and all of the Buyer Stock that may be issued upon exercise of options or warrants will be (upon issuance in accordance with their terms), duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the Merger Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

     3.3  Authorization of Transaction.  Each of the Buyer and the Transitory
          ----------------------------
Subsidiary has all requisite power and authority to execute and deliver this Agreement and (in the case of the Buyer) the Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement and (in the case of the Buyer) the Escrow Agreement and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Transitory Subsidiary, respectively. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms.

     3.4  Noncontravention.  Subject to compliance with the applicable
          ----------------
requirements of the Securities Act and any applicable state securities laws, the Exchange Act and the filing of the Certificate of Merger as required by the Florida Business Corporation Act, neither the execution and delivery by the Buyer or the Transitory Subsidiary of this Agreement or (in the case of the Buyer) the Escrow Agreement, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or By-laws of the Buyer or the Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer or the Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets.

     3.5  Financial Statements.  The Buyer has provided to the Company (a) the
          --------------------
audited consolidated balance sheets and statements of income, changes in stockholders' equity and cash flows of the Buyer and each Buyer Subsidiary as of and for the fiscal year ended December 31, 1999; and (b) the unaudited consolidated balance sheet and statements of income, changes in stockholders' equity and cash flows of the Buyer and each Buyer Subsidiary as of and for the three months ended March 31, 2000 (the "Buyer Most Recent Balance Sheet Date"). Such financial statements (collectively, the "Buyer Financial Statements") have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of the Buyer and any subsidiaries of the Buyer as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Buyer and any subsidiaries of the Buyer; provided, however, that the Buyer Financial Statements referred to in
       --------  -------
clause (b) above are subject to adjustments described in the Buyer Financial Statements and normal recurring year-end adjustments (which will not be material) and do not include footnotes or other presentation items.

     3.6  Absence of Certain Changes.  Since the Buyer Most Recent Balance Sheet
          --------------------------
Date, there has occurred no event or development which has had, or could reasonably be expected to have in the future, a Buyer Material Adverse Effect.

     3.7  Undisclosed Liabilities.  None of the Buyer and its subsidiaries has
          -----------------------
any known liability (whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet referred to in clause (b) of Section 3.5 (the "Buyer Most Recent Balance Sheet"), (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the ordinary course of business and (c) contractual and other liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet.

     3.8  Intellectual Property.
          ---------------------

          (a) Each of the Buyer or the Buyer Subsidiaries owns or has the right to use all Intellectual Property (as defined above) that is used by the Buyer or the Buyer Subsidiaries in their businesses as currently conducted in the (i) use, manufacture, marketing and distribution of the products manufactured, marketed, sold or licensed by, and the services provided by, the Buyer and the Buyer Subsidiaries to other parties (together, the "Buyer Customer Deliverables") or (ii) operation of the Buyer's and the Buyer Subsidiaries' internal systems that are material to the business or operations of the Buyer and the Buyer Subsidiaries, including without limitation material computer hardware systems, software applications and embedded systems (the "Buyer Internal Systems") (the Intellectual Property owned by or licensed to the Buyer and the Buyer Subsidiaries and incorporated in or underlying the Buyer Customer Deliverables or the Buyer Internal Systems is referred to herein as the "Buyer Intellectual Property"). The Buyer and the Buyer Subsidiaries have taken reasonable measures to protect the proprietary nature of each item of Buyer Intellectual Property. To the knowledge of the Buyer, (a) no other person or entity has any rights to any of the Buyer Intellectual Property owned by the Buyer and the Buyer Subsidiaries (except as described in or pursuant to agreements or licenses specified in Section 3.8(c) of the Buyer Disclosure Schedule), and (b) no other person or entity is infringing, violating or misappropriating any of the Buyer Intellectual Property owned by the Buyer or a Buyer Subsidiary. Section 3.8(a) of the Buyer Disclosure Schedule lists each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Buyer or any Buyer Subsidiary.

          (b) To the knowledge of the Buyer, except as set forth in Section 3.8(b) of the Buyer Disclosure Schedule, none of the Buyer Customer Deliverables, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity in any material respect. To the knowledge of the Buyer, except as set forth in Section 3.8(b) of the Buyer Disclosure Schedule, none of the Buyer Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity in any material respect. Section 3.8(b) of the Buyer Disclosure Schedule lists any complaint, claim or notice, or written threat thereof, received by the Buyer or any Buyer Subsidiary alleging any such infringement, violation or misappropriation; and the Buyer has provided to the Company complete and accurate copies of all written documentation in the possession of the Buyer or any Buyer Subsidiary relating to any such complaint, claim, notice or threat.

          (c) Section 3.8(c) of the Buyer Disclosure Schedule identifies each material license or other agreement (or type of license or other agreement) currently in effect pursuant to which the Buyer or a Buyer Subsidiary has licensed, distributed or otherwise granted any rights to any third party with respect to, any Buyer Intellectual Property, and each other material license or other agreement (or type of license or other agreement) pursuant to which the Buyer or a Buyer Subsidiary has granted any rights to any third party to alter, develop, redistribute or sublicense any Buyer Intellectual Property.

          (d) Section 3.8(d) of the Buyer Disclosure Schedule identifies each material item of Buyer Intellectual Property that is owned by a party other than the Buyer or a Buyer Subsidiary, and the license or agreement pursuant to which the Buyer or a Buyer Subsidiary uses it (excluding off-the-shelf software programs licensed by the Buyer or a Buyer Subsidiary and "shrink wrap" licenses).

          (e) Neither the Buyer nor any Buyer Subsidiary has disclosed the source code for any of the software owned by the Buyer or a Buyer Subsidiary (the "Buyer Software") or other confidential information constituting, embodied in or pertaining to the Buyer Software to any person or entity, except pursuant to the agreements listed in Section 3.8(e) of the Buyer Disclosure Schedule, and the Buyer has taken reasonable measures to prevent disclosure of such source code.

          (f) Subject to the items listed in Section 3.8(d) of the Buyer Disclosure Schedule, all of the copyrightable materials incorporated in or bundled with the Buyer Customer Deliverables have been created by employees of the Buyer or a Buyer Subsidiary within the scope of their employment by the Buyer or a Buyer Subsidiary or by independent contractors of the Buyer or a Buyer Subsidiary who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Buyer or a Buyer Subsidiary. No portion of such copyrightable materials was jointly developed with any third party.

          (g) To the knowledge of the Buyer, the Buyer Customer Deliverables and the Buyer Internal Systems are free from significant defects or programming errors, except for such defects and errors which, individually or in the aggregate, are not reasonably likely to have a material adverse impact on the Buyer's business or on the Buyer's ability to maintain adequate internal controls and records, and conform in all material respects to the written documentation and specifications therefor, except for such failures to conform which, individually or in the aggregate, are not reasonably likely to have a material adverse impact on the Buyer's business or on the Buyer's ability to maintain adequate internal controls and records.

          (h) All of the Buyer Customer Deliverables owned by the Buyer or a Buyer Subsidiary and currently being marketed, distributed or licensed by the Buyer or a Buyer Subsidiary or which were owned by the Buyer or a Buyer Subsidiary and licensed by the Buyer or a Buyer Subsidiary, are Year 2000 Compliant. The Buyer is not aware of any failure to be Year 2000 Compliant of any third-party system that is material to the business or operations of the Buyer or a Buyer Subsidiary, including without limitation any material system belonging to any of the Buyer's or a Buyer Subsidiary's suppliers, service providers or customers.

     3.9  Contracts.
          ---------

          (a) Section 3.9 of the Buyer Disclosure Schedule lists the following agreements (written or oral) to which the Buyer or any Buyer Subsidiary is a party as of the date of this Agreement:

               (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $50,000 per annum or having a remaining term longer than six months;

               (ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year (not including any agreement (or group of related agreements) involving, in the aggregate, less than the sum of $25,000), (B) which involves more than the sum of $50,000, or
(C) in which the Buyer or any Buyer Subsidiary has granted manufacturing rights, "most favored nation" pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

               (iii) any agreement establishing a partnership or joint venture;

               (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $50,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

               (v) any agreement concerning confidentiality or noncompetition;

               (vi)   any employment or consulting agreement;

               (vii) any agreement involving any officer, director or stockholder of the Buyer or any Affiliate thereof;

               (viii) any agreement under which the consequences of a default or termination would reasonably be expected to have a Buyer Material Adverse Effect;

               (ix) any agreement which contains any provisions requiring the Buyer or any Buyer Subsidiary to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the ordinary course of business); and

               (x) any other agreement (or group of related agreements) either involving more than $100,000, or which is material to the Buyer and which was not entered into in the ordinary course of business.

          (b) The Buyer has made available to the Company a complete and accurate copy of each agreement listed in Section 3.9 of the Buyer Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and in full force and effect and (ii) neither the Buyer nor any Buyer Subsidiary nor, to the knowledge of the Buyer, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Buyer, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Buyer or any Buyer Subsidiary or, to the knowledge of the Buyer, any other party under such contract.

     3.10  Certain Business Relationships With Affiliates.  No Affiliate of the
           ----------------------------------------------
Buyer or of any Buyer Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of the Buyer or any Buyer Subsidiary,
(b) has any claim or cause of action against the

Buyer or any Buyer Subsidiary, or (c) owns any money to, or is owed any money by, the Buyer or any Buyer Subsidiary.

     3.11  Litigation.  Section 3.11 of the Buyer Disclosure Schedule identifies
           ----------
each material Legal Proceeding which is pending or has been threatened in writing against the Buyer or any Buyer Subsidiary as of the date hereof.

     3.12  Employees.  Each employee of the Buyer or any Buyer Subsidiary has
           ---------
entered into a confidentiality agreement with the Buyer or a Buyer Subsidiary, the form of which has previously been delivered to the Company.

     3.13  Interim Operations of the Transitory Subsidiary.  The Transitory
           -----------------------------------------------
Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.

     3.14  Brokers' Fees.  Neither the Buyer nor the Transitory Subsidiary has
           -------------
any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     3.15  Disclosure.  No representation or warranty by the Buyer contained in
           ----------
this Agreement, and no statement contained in the any document, certificate or other instrument delivered or to be delivered by or on behalf of the Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                  ARTICLE IV
                                   COVENANTS

     4.1   Closing Efforts.  Each of the Parties shall use its best efforts, to
           ---------------
the extent commercially reasonable ("Reasonable Best Efforts"), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

     4.2  Governmental and Third-Party Notices and Consents.
          -------------------------------------------------

          (a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement, and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

          (b) The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in Section
2.4 of the Disclosure Schedule.

     4.3  Stockholder Approval.
          --------------------

          (a) The Company shall use its Reasonable Best Efforts to obtain, as promptly as practicable, the Requisite Stockholder Approval, either at a special meeting of stockholders or pursuant to a written stockholder consent, all in accordance with the applicable requirements of the Florida Business Corporation Act. In connection with such special meeting of stockholders or written stockholder consent, the Company shall provide to its stockholders a written information statement (the "Disclosure Statement") which includes (i) a summary of the Merger and this Agreement (which summary shall include a summary of the terms relating to the indemnification obligations of the Company Stockholders, the escrow arrangements and the authority of the Indemnification Representatives, and a statement that the adoption of this Agreement by the stockholders of the Company shall constitute approval of such terms), (ii) all of the information required by Rule 502(b)(2) of Regulation D under the Securities Act and (iii) a statement that dissenters' rights are available for the Company Shares pursuant to Section 607.1302 of the Florida Business Corporation Act and a copy of Sections 607.1301, 607.1302 and 607.1320 of the Florida Business Corporation Act. The Buyer agrees to cooperate with the Company in the preparation of the Disclosure Statement. The Company agrees not to distribute the Disclosure Statement until the Buyer has had a reasonable opportunity to review and comment on the Disclosure Statement and the Disclosure Statement has been approved by the Buyer (which approval may not be unreasonably withheld or delayed). If the Requisite Stockholder Approval is obtained by means of a written consent, the Company shall send, pursuant to Section 607.0704 of the Florida Business Corporation Act, a written notice to all stockholders of the Company that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the stockholders of the Company and that dissenters' rights are available for their Company Shares pursuant to Sections 607.1301, 607.1302 and 607.1320 of the Florida Business Corporation Act (which notice shall include a copy of such Sections 607.1301, 607.1302 and 607.1320) and shall promptly inform the Buyer of the date on which such notice was sent.

          (b) The Company, acting through its Board of Directors, shall include in the Disclosure Statement the recommendation of its Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger.

          (c) The Company shall ensure that the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information furnished by the Buyer in writing for inclusion in the Disclosure Statement).

          (d) The Buyer shall ensure that any information furnished by the Buyer to the Company in writing for inclusion in the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

          (e) David Butler, Kevin Collins, Robert Guilbert, Benjamin Holzemer, McCarthy Corporation plc, McCarthy Strategic Holdings, Ltd, Ty R. Miller, Jerry Nelson, Nomura International plc, Portil AG, Ramot AG, Jeff Slye, Taurean Investments AG and Marc Thomas each agree (i) to vote all Company Shares that are beneficially owned by him or it in favor of the adoption of this Agreement and the approval of the Merger, (ii) not to vote any Company Shares in favor of any other acquisition (whether by way of merger, consolidation, share exchange, stock purchase or asset purchase) of all or a majority of the outstanding capital stock or assets of the Company and (iii) otherwise to use his or its Reasonable Best Efforts to obtain the Requisite Stockholder Approval.

     4.4  Company Indebtedness.
          --------------------

          (a) The Company shall use its Reasonable Best Efforts to repay all outstanding Indebtedness of the Company and to obtain the release of all Security Interests relating to such Indebtedness prior to the Effective Time.

          (b) The Company shall cause (i) all outstanding Indebtedness of the Company owed to Cisco Systems, Inc. that is convertible into Company Shares pursuant to the terms of such Indebtedness to be converted into Company Shares,
(ii) all Security Interests held by Cisco Systems, Inc. and related to such convertible Indebtedness to be released prior to the Effective Time, except that $2,500,000 of Indebtedness owed to Cisco Systems, Inc. shall remain outstanding and the Security Interest relating thereto (the "Cisco Systems Security Interest") shall be released upon repayment of such Indebtedness immediately after the Effective Time, and (iii) all Security Interests relating to Indebtedness other than the Cisco Systems Security Interest to be released prior to the Effective Time.

          (c) The Buyer shall cause the Surviving Corporation to repay all outstanding Indebtedness of the Surviving Corporation owed to Cisco Systems, Inc. immediately after the Effective Time.

     4.5  Operation of Business. Except as contemplated by this Agreement,
          ---------------------
during the period from the date of this Agreement to the Effective Time, the Company shall (and shall cause each Subsidiary to) conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees (other than those officers and employees that the Company and the Buyer agree shall not remain with the Surviving Corporation after the Closing) and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, except as explicitly contemplated by this Agreement, the Company shall not (and shall cause each Subsidiary not to), without the prior consent of the Buyer:

          (a) issue or sell, or redeem or repurchase, any stock or other securities of the Company or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the conversion or exercise of convertible securities or Options or Warrants outstanding on the date hereof), or amend any of the terms of (including without limitation the vesting of) any such convertible securities or Options or Warrants, except as may be required in order to comply with existing agreements as set forth in Section 2.2 of the Company Disclosure Schedule;

          (b) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

          (c)  create, incur or assume any Indebtedness;

          (d) except as required by applicable law, enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.21(k) or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section
2.19 of the Disclosure Schedule);

          (e) acquire, sell, lease, license or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets and licenses in the Ordinary Course of Business;

          (f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

          (g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business or as contemplated by this Agreement;

          (h) amend its charter or by-laws or, for any non-corporate Subsidiary, its organizational documents or operating agreement;

          (i) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

          (j) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement other than the Amended and Restated Shareholders Agreement dated July 6, 1999 by and among certain shareholders of the Company and the Company (the "Shareholders Agreement");

          (k) except in connection with commitments made prior to the date of this Agreement, make or commit to make any capital expenditure in excess of $50,000 per item or $100,000 in the aggregate;

          (l)  institute or settle any Legal Proceeding; provided, however,
                                                         --------  -------
that, with respect to the settlement of the MCI Litigation, the Buyer shall not unreasonably withhold or delay its consent;

          (m) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth i this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article V not being satisfied; or

          (n) agree in writing or otherwise to take any of the foregoing actions.

     4.6  Access to Information.
          ---------------------

          (a) The Company shall (and shall cause each Subsidiary to) permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the Subsidiaries) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company and each Subsidiary.

          (b) Within 15 days after the end of each month ending prior to the Closing, beginning with July 15, 2000, the Company shall furnish to the Buyer an unaudited income statement for such month and a balance sheet as of the end of such month, prepared on a basis consistent with the Financial Statements. Such financial statements shall present fairly the financial condition and results of operations of the Company and the Subsidiaries on a consolidated basis as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Company and the Subsidiaries.

     4.7  Exclusivity.
          -----------

          (a) The Company shall not, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company, any Subsidiary or any division of the Company or any Subsidiary, (ii) furnish any non-public information concerning the business, properties or assets of the Company, any Subsidiary or any division of the Company to any party (other than the Buyer) or (iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction.

          (b) The Company shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Company is terminating such discussions or negotiations. If the Company receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Company shall, within one business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

     4.8  Expenses. Except as set forth in Article VI and the Escrow Agreement,
          --------
each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Company shall have paid all of such expenses prior to the Effective Time or shall have included any such expenses that have not been paid as of such time as accounts payable in its pre-Closing calculation of accounts payable pursuant to Section 1.5(d).

     4.9  Indemnification.  From and after the Effective Time, the Buyer shall
          ---------------
cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its officers and directors in effect immediately prior to the Effective Time. The articles of incorporation and by-laws of the Surviving Corporation after the Effective Time shall contain provisions no less favorable with respect to indemnification of directors and officers than are set forth in the articles of incorporation and by-laws of Merger Sub as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Date in any manner that would affect adversely the rights thereunder of individuals who at the Effective Time were Company Indemnified Parties (as hereinafter defined), unless such modification shall be required by applicable law. After the Effective Time, the Surviving Corporation will indemnify and hold harmless to the maximum extent permitted or authorized by applicable law the present and former directors, officers, employees, fiduciaries and agents of the Company (collectively, the "Company Indemnified Parties") against all costs and expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, existing or occurring before or at the Effective Time, for a period of six years from the date hereof. Notwithstanding anything to the contrary in this
Section 4.9, neither the Buyer nor the Surviving Corporation shall have any obligation to indemnify or advance expenses on behalf of any Company Indemnified Party in connection with any matter (a) the existence of which constitutes a breach of any provision of this Agreement or any Exhibit to this Agreement or
(b) arising from or out of a breach of any provision of this Agreement or any Exhibit to this Agreement by the Company. The provisions of this Section 4.9 shall survive the consummation of the Merger and are expressly intended to benefit each of the Company Indemnified Parties.

     4.10  Waiver of Options Acceleration.
           ------------------------------

           (a) The Company shall use its Reasonable Best Efforts to ensure that all holders of Options (not including employees that the Company and the Buyer have agreed will not remain employed with the Surviving Corporation after the Effective Time) waive, in writing, the effect of the provisions of such Options providing for acceleration of vesting upon a change in control with respect to the Merger and, with respect to any future transaction or transactions, the effect of such provisions to the extent they provide for acceleration of vesting in excess of 30% of the unvested options held by each such employee at the time of any future transaction or transactions (the "Employee Waiver") prior to the Effective Time.

           (b) The Company shall cause each of the employees of the Company listed on Exhibit B and at least 95% of the employees of the Company (not
          ---------
including employees that the Company and the Buyer have agreed will not remain employed with the Surviving Corporation after the Effective Time) to execute an Employee Waiver.

     4.11  Officers and Employees of the Company.
           -------------------------------------

           (a) In the event that the Company and the Buyer agree that any members of the management of the Company will not remain with the Surviving Corporation, the Company shall terminate such employees prior to the Effective Time, and shall satisfy any outstanding contractual obligations to such individuals prior to the Effective Time; provided, however, that the Surviving
                                         --------  -------
Corporation shall pay any severance obligations owed to any such employees after Closing.

          (b) The Company shall not hire any officer or employee (except for engineering personnel or personnel directly related to the support of the British Telecom Contract) without the prior written consent of the Buyer, which shall not be unreasonably withheld.

     4.12 Observation Right. A representative appointed by Cisco Systems, Inc.
          -----------------
and acceptable to the Buyer shall have the right to observe meetings of the Board of Directors of the Buyer, subject to reasonable confidentiality and fiduciary limitations. This right of observation shall expire upon the Buyer's initial public offering of capital stock. In addition, in the event John Carrington becomes a member of the Board of Directors of the Buyer, this right of observation shall cease.

     4.13 Tax Covenants.
          -------------

          (a) The Buyer and the Company will each use reasonable efforts before and after the Closing to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not take, and will use reasonable efforts to prevent any Affiliate of such party from taking, any actions which could prevent the Merger from qualifying as such a reorganization.

          (b) As of the date hereof, the Company does not know of any reason why it would not be able to deliver to Hale and Dorr LLP and Morrison & Foerster LLP, at the date of the legal opinions referred to below, a certificate substantially in the form attached hereto as Exhibit C, to enable such firms to
                                             ---------
deliver the legal opinions contemplated by Sections 5.2(k) and 5.3(g), and the Company hereby agrees to deliver such certificate effective as of the date of such opinions.

          (c) As of the date hereof, neither the Buyer nor the Transitory Subsidiary knows of any reason why it would not be able to deliver to Hale and Dorr LLP and Morrison & Foerster LLP, at the date of the legal opinions referred to below, a joint certificate substantially in the form attached hereto as Exhibit D to enable such firms to deliver the legal opinions contemplated by
---------
Sections 5.2(j) and 5.3(g), and the Buyer and the Transitory Subsidiary hereby agree to deliver such certificate effective as of the date of such opinions.

                                   ARTICLE V

                     CONDITIONS TO CONSUMMATION OF MERGER

     5.1  Conditions to Each Party's Obligations. The respective obligations of
          --------------------------------------
each Party to consummate the Merger are subject to the satisfaction of the condition that this Agreement and the Merger shall have received the Requisite Stockholder Approval and that each Party has complied with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act.

     5.2  Conditions to Obligations of the Buyer and the Transitory Subsidiary.
          --------------------------------------------------------------------
The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Buyer) of the following additional conditions:

          (a) the number of Dissenting Shares shall not exceed 5% of the number of outstanding Common Shares as of the Effective Time (calculated after giving effect to the conversion into Common Shares of all outstanding Preferred Shares);

          (b) the Company and the Subsidiaries shall have obtained (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Company or the Subsidiaries; provided, however, that
                                                         --------  -------
the telecommunications licenses for Hong Kong, Japan and the United Kingdom shall be excluded from the provisions of this paragraph (b);

          (c) the representations and warranties of the Company set forth in the first sentence of Section 2.1 and in Section 2.3 and any representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of this Agreement (in which case such representations and warranties shall be true and correct as of such date);

          (d) the Company shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

          (e) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement,(ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

          (f) the Company shall have delivered to the Buyer and the Transitory Subsidiary a certificate (the "Company Certificate") executed by the Chief Executive Officer and the Chief Financial Officer of the Company to the effect that each of the conditions specified in Section 5.1 and clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Company or a Subsidiary) of this Section 5.2 is satisfied in all respects;

          (g) Company Stockholders holding, in the aggregate, at least 95% of the Common Shares outstanding immediately prior to the Effective Time shall have executed and delivered to the Buyer an Investment Representation Letter in the form attached hereto as Exhibit E and the Buyer shall have no reason to believe
                        ---------
that the statements set forth therein are not true and shall be reasonably satisfied that the issuance and sale of the Merger Shares is exempt from the registration requirements of the Securities Act;

          (h) the Buyer shall have received from Morrison & Foerster LLP and Gray, Harris & Robinson, P.A. opinions with respect to, in the aggregate, the matters set forth in Exhibit F attached hereto in a form reasonably satisfactory
                     ---------
to the Buyer, addressed to the Buyer and dated as of the Closing Date;

          (i) the Buyer shall have received copies of the resignations, effective as of the Effective Time, of each director and officer of the Company and the Subsidiaries (other than any such resignations which the Buyer designates, by written notice to the Company, as unnecessary);

          (j) the Buyer shall have received an opinion from Hale and Dorr LLP, in a form reasonably satisfactory to the Buyer, dated the Closing Date, to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code; provided that if Hale and Dorr LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Morrison & Foerster LLP renders such opinion to the Buyer;

          (k) the Buyer shall have received such other certificates and instruments(including without limitation certificates of good standing of the Company and the Subsidiaries in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing;

          (l) the Buyer shall have received from each of the employees of the Company listed on Exhibit B and from at least 95% of the employees of the
                  ---------
Company (not including employees that the Company and the Buyer have agreed will not remain employed with the Surviving Corporation after the Effective Time) an executed Employee Waiver;

          (m) the Escrow Agreement shall have been executed and delivered by the parties thereto;

          (n) the Buyer and Company Stockholders holding, in the aggregate at least 65% of the outstanding Company Shares (on an as-converted basis) as of the Effective Time shall have executed and delivered a Voting Agreement in the form attached hereto as Exhibit G;
                   ---------

          (o) all of the outstanding Warrants shall have been exercised or cancelled;

          (p) the Buyer shall have received the audited financial statements of the Company as of and for the fiscal year ended December 31, 1999, including the unqualified, signed report of Ernst & Young LLP with respect thereto; provided,
                                                                      --------
however, that the report of Ernst & Young LLP may be subject to a going-concern
-------
exception;

          (q) the Buyer shall have received the financial statements of the Company as of and for the six months ended June 30, 2000, which shall have been reviewed by Ernst & Young LLP;

          (r) Cisco Systems, Inc. shall have prepared and executed all documentation necessary to release the Cisco Systems Security Interest in all jurisdictions in which it is effective, and shall have placed such documentation in escrow with Morrison & Foerster LLP pursuant to an escrow agreement which provides for the release to the Surviving Corporation of such documentation upon the repayment of all outstanding Indebtedness owed by the Surviving Corporation to Cisco Systems, Inc., all of which documentation, including without limitation the escrow agreement, shall be in a form reasonably acceptable to the Buyer;

          (s) the Buyer shall have entered into mutually agreeable employment agreements with each of the employees of the Company listed on Exhibit B. Such
                                                               ---------
agreements shall be for a term of 12 to 18 months, shall provide for salaries at their level as of the date of this Agreement, shall provide employee benefits substantially similar to those provided to similarly situated employees of the Buyer as of the date of this Agreement, and shall contain protective provisions providing for accelerated vesting options upon termination without cause;

          (t) the Company shall have filed all federal Tax Returns with respect to its fiscal year ended December 31, 1998 and shall have filed, or filed an extension with respect to, all federal Tax Returns with respect to its fiscal year ended December 31, 1999;

          (u) the Shareholders Agreement shall have been amended to provide for its termination upon or prior to the Closing; and

          (v) the Registration Rights Agreement dated November 14, 1997 between the Company and Nomura International plc shall have been amended to provide for its termination upon or prior to the Closing; and

          (w) the Company shall have received a written waiver from holders of the required percentage of outstanding Series A Convertible Preferred Stock of the Company (as set forth in the Stock Purchase Agreement) irrevocably waiving any and all violations by the Company of Section 7.1 of the Stock Purchase Agreement dated July 6, 1999, between the Company and the purchasers of Series A Convertible Preferred Stock, as amended to date.

          5.3  Conditions to Obligations of the Company. The obligation of the
               ----------------------------------------
Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

               (a) the Buyer shall have effected all of the registrations, filings and notices referred to in Section 4.2 which are required on the part of the Buyer;

               (b) the representations and warranties of the Buyer and the Transitory Subsidiary set forth in the first sentence of Section 3.1 and Section
3.3 and any representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of this Agreement (in which case such representations and warranties shall be true and correct as of such date);

          (c) each of the Buyer and the Transitory Subsidiary shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

          (d) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have a Buyer Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

          (e) the Buyer shall have delivered to the Company a certificate (the "Buyer Certificate") to the effect that each of the conditions specified in clauses (a) through (d) (insofar as clause (d) relates to Legal Proceedings involving the Buyer) of this Section 5.3 is satisfied in all respects;

          (f) the Company shall have received from Hale and Dorr LLP and Holland & Knight LLP opinions with respect to, in the aggregate, the matters set forth in Exhibit H attached hereto, addressed to the Company and dated as of the Closing Date;

          (g) the Company shall have received an opinion from Morrison & Foerster LLP in a form reasonably satisfactory to the Company, dated the Closing Date, to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code; provided that if Morrison & Foerster LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Hale and Dorr LLP renders such opinion to the Company;

          (h) the Company shall have received such other certificates and instruments (including without limitation certificates of good standing of the Buyer and the Transitory Subsidiary in their jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing; and

          (i) the Escrow Agreement shall have been executed and delivered by the parties thereto.

                                  ARTICLE VI
                                INDEMNIFICATION

     6.1  Indemnification by the Company Stockholders. The Company Stockholders
          -------------------------------------------
receiving the Merger Shares pursuant to Section 1.5 (the "Indemnifying Stockholders") shall indemnify the Buyer in respect of, and hold it harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("Damages") incurred or suffered by the Surviving Corporation or the Buyer or any Affiliate thereof resulting from, relating to or constituting:

          (a) any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company contained in this Agreement or the Company Certificate (other than with respect to the last sentence of Section 2.20(a) (and the portion of the Company Certificate relating thereto));

          (b) any failure of any Company Stockholder to have good, valid and marketable title to the issued and outstanding Company Shares issued in the name of such Company Stockholder, free and clear of all Security Interests;

          (c) any claim by a stockholder or former stockholder of the Company, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company; (ii) any rights of a stockholder (other than the right to receive the Merger Shares pursuant to this Agreement or dissenters rights under the applicable provisions of the Florida Business Corporation Act, including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Certificate of Incorporation or By-laws of the Company; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company;

          (d) the ongoing dispute between the Company and MCI Worldcom described in Section 2.18 of the Disclosure Schedule (the "MCI Litigation"); and

          (e)  the Interglobe Agreement.

     6.2  Indemnification by the Buyer. The Buyer shall indemnify the
          ----------------------------
Indemnifying Stockholders in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Indemnifying Stockholders resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Buyer or the Transitory Subsidiary contained in this Agreement or the Buyer Certificate.

     6.3  Indemnification Claims.
          ----------------------

          (a) A party entitled, or seeking to assert rights, to indemnification under this Article VI (an "Indemnified Party") shall give written notification to the party from whom indemnification is sought (an "Indemnifying Party") of the commencement of any suit or proceeding relating to a third-party claim for which indemnification pursuant to this Article VI may be sought. Such notification shall be given within 20 business days after receipt by the Indemnified Party of notice of such suit or proceeding, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such suit or proceeding constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VI and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VI and (ii) the Indemnifying Party may not assume control of the defense of a suit or proceeding involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense (the"Non-controlling Party") may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered "Damages" for purposes of this Agreement. The party controlling such defense (the

"Controlling Party") shall keep the Non-controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

               (b) In order to seek indemnification under this Article VI, an Indemnified Party shall give written notification (a "Claim Notice") to the Indemnifying Party which contains (i) a description and the amount (the "Claimed Amount") of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (c) below) in the amount of such Damages. If the Indemnified Party is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent.

               (c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the "Response") in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Party is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Buyer such number of Escrow Shares as have an aggregate Value (as defined below) equal to the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "Agreed Amount") (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Buyer such number of Escrow Shares as have an aggregate Value equal to the Agreed Amount) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in the Response disputes its liability for all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall follow the procedures set forth in Section 6.3(d) for the resolution of such dispute (a "Dispute"). For purposes of this Article VI, the "Value" of any Escrow Shares shall be $12.00 per share of the Buyer Common Stock (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock after the date of this Agreement) multiplied by the number of such Escrow Shares; provided,
                                                                --------
however, that, with respect to Escrow Shares withheld from the disbursement of
-------
Escrow Shares to the Indemnifying Shareholders on the first anniversary of the Escrow Agreement pursuant to Section 3(c)(ii) or delivered in satisfaction of an indemnity claim made pursuant to a Claim Notice initially delivered after the first anniversary of the Closing with respect to a breach of the representations and warranties set forth in Section 2.9, "Value" shall be the greatest of (i) $12.00 per share, (ii) the value per share provided to Buyer Common Stock in the last private placement or series of private placements prior to the first anniversary of the Closing of Buyer Common Stock or preferred stock of the Buyer in which the proceeds to the Buyer were at least $2,000,000, or (iii) as of the date of the first anniversary of the Closing, the closing sales price of Buyer Common Stock on a national securities exchange, or if not, on the Nasdaq National Market System, or if there have been no sales on any such exchange or the Nasdaq National Market System on such day, the average of the highest bid and lowest asked prices on the Nasdaq System at the end of such day, or if on any such day such security is not quoted on the Nasdaq System, the average of the highest bid and lowest asked prices on such day in domestic over the counter market as reported on the National Quotation Bureau, Incorporated, or any similar organization (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock after the date of this Agreement) multiplied by the number of such Escrow Shares.

               (d) During the 60-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 60-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the

Dispute to a mutually acceptable alternative dispute resolution procedure (which may be non-binding or binding upon the parties, as they agree in advance) (the "ADR Procedure"). In the event the Indemnifying Party and the Indemnified Party agree upon an ADR Procedure, such parties shall, in consultation with the chosen dispute resolution service (the "ADR Service"), promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure. The provisions of this
Section 6.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to pursue an ADR Procedure or prevent either such party from pursuing the Dispute in a court of competent jurisdiction; provided that, if the Indemnifying Party and the Indemnified Party agree to pursue an ADR Procedure, neither the Indemnifying Party nor the Indemnified Party may commence litigation or seek other remedies with respect to the Dispute prior to the completion of such ADR Procedure. Any ADR Procedure undertaken by the Indemnifying Party and the Indemnified Party shall be considered a compromise negotiation for purposes of federal and state rules of evidence, and all statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the Indemnifying Party, the Indemnified Party or the ADR Service shall be treated as confidential and, where appropriate, as privileged work product. Such statements, offers, opinions and disclosures shall not be discoverable or admissible for any purposes in any litigation or other proceeding relating to the Dispute (provided that this sentence shall not be construed to exclude from discovery or admission any matter that is otherwise discoverable or admissible). The fees and expenses of any ADR Service used by the Indemnifying Party and the Indemnified Party shall be shared equally by the Indemnifying Party and the Indemnified Party. If the Indemnified Party is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, pursuant to an ADR Procedure, as a result of a judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Shares shall be distributed to the Buyer and/or the Indemnifying Stockholders (which notice shall be consistent with the terms of the resolution of the Dispute).

               (e) Notwithstanding the other provisions of this Section 6.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VI, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnifying Party to dispute the Indemnified Party's entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VI).

               (f) For purposes of this Section 6.3 and the last two sentences of Section 6.4, (i) if the Indemnifying Stockholders comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make or a right to receive any payments provided for in Section
6.3 or Section 6.4) shall be deemed to refer to the Indemnification Representatives, and (ii) if the Indemnifying Stockholders comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments provided for in Section 6.3 or Section 6.4) shall be deemed to refer to the Indemnification Representatives. Except in relation to any claim made directly against any Indemnifying Stockholder (as permitted under Section 6.5(b)), the Indemnification Representatives shall have full power and authority on behalf of each Indemnifying Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Indemnifying Stockholders under this Article VI. The Indemnification Representatives shall have no liability to any Indemnifying Stockholder for any action taken or omitted on behalf of the Indemnifying Stockholders pursuant to this Article VI.

          6.4  Survival of Representations and Warranties. All representations
               ------------------------------------------
and warranties contained in this Agreement, the Company Certificate or the Buyer Certificate shall (a) survive the Closing and any investigation made by or on behalf of an Indemnified Party and (b) shall expire on the date one year following the Closing Date, except that (i) the representations and warranties set forth in Section 2.2 (and the portion of the Company Certificate relating thereto) shall survive the Closing without limitation and (ii) the representations and warranties set forth in Section 2.9 (and the portion of the Company Certificate relating thereto) shall expire on the date two years following the Closing Date. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, a Claim Notice based upon a breach of such representation or warranty, then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice.

     6.5  Limitations.
          -----------

          (a) Notwithstanding anything to the contrary herein, neither the Indemnifying Stockholders nor the Buyer shall be liable under this Article VI
(i) for an aggregate amount in excess of the dollar amount equal to the Value multiplied by the number of Escrow Shares or (ii) unless and until the aggregate Damages for which they or it would otherwise be liable exceed $250,000 (at which point the Indemnifying Stockholders and the Buyer shall become liable for the aggregate Damages, and not just amounts in excess of $250,000), provided that the limitation set forth above in subclause (ii) shall not apply to a claim pursuant to Section 6.1(a) relating to a breach of the representations and warranties made pursuant to Section 1.5(d) or set forth in Section 2.2 or 2.9 (or the portion of the Company Certificate relating thereto) or to a claim pursuant to Section 6.1(d) or 6.1(e). For purposes solely of the calculation of the amount of Damages pursuant to a claim of indemnification under this Article VI, all representations and warranties of the Company in Article II and all representations and warranties of the Buyer and the Transitory Subsidiary in
Article III shall be construed as if the term "material" and any reference to "Company Material Adverse Effect" and "Buyer Material Adverse Effect" (and variations thereof) were omitted from such representations and warranties.

          (b) Notwithstanding anything to the contrary herein, other than with respect to claims for the breach of the representations and warranties set forth in Section 2.2 (or the portion of the Company Certificate relating thereto) and
Section 6.1(b) and (c), the Escrow Agreement shall be the exclusive means for the Buyer to enforce its rights under this Article VI. In the event of a breach of the representations and warranties set forth in Section 2.2 (or the portion of the Company Certificate relating thereto) or indemnification obligations arising from Section 6.1(b) or (c), (i) the Buyer shall not attempt to collect any Damages directly from the Indemnifying Stockholders unless there are no remaining Escrow Shares held in escrow pursuant to the Escrow Agreement and (ii) other than with respect to the Escrow Shares and the Escrow Agreement, the liability of the Indemnifying Stockholders shall be several (in proportion to each Indemnifying Stockholder's pro rata ownership share of the Company on a fully diluted basis as of the Effective Time), and not joint, in nature.

          (c) Except with respect to claims based on fraud, after the Closing, the rights of the Indemnified Parties under this Article VI shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

          (d) No Indemnifying Stockholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

          (e) Each Indemnifying Stockholder, by voting to approve this Agreement, executing an Investment Representation Letter or surrendering his, her or its Certificate or accepting any consideration pursuant to Section 1, acknowledges and irrevocably agrees (i) that the consideration to which each such Indemnifying Stockholder is entitled hereunder is subject to the indemnification obligations as contemplated and limited hereunder, (ii) that the Escrow Agent shall be, and hereby is, authorized from time to time to deliver all or any portion of the Escrow Shares in satisfaction of the obligations hereunder and as otherwise provided pursuant to this Article VI and as contemplated in the Escrow Agreement, and (iii) to all other obligations of the Indemnifying Stockholders hereunder.

                                  ARTICLE VII
                              REGISTRATION RIGHTS

     7.1  Incidental Registration.
          -----------------------

          (a) Whenever the Buyer proposes to file with the Securities and Exchange Commission ("SEC") a registration statement (a "Registration Statement") (including for this purpose a Registration Statement effected by Buyer for stockholders other than the Company Stockholders) covering shares of Buyer Common Stock (other than the Buyer's initial public offering of Buyer Common Stock and filings on Forms S-4 or S-8, or any successor forms thereto) at any time and from time to time, it will, prior to such filing, give written notice to all Company Stockholders of its intention to do so. Upon the written request of one or more Company Stockholders given within 20 days after the Buyer provides such notice, the Buyer shall use its Reasonable Best Efforts to cause all Merger Shares which the Buyer has been requested by such Company Stockholder or Stockholders to register to be registered under the Securities Act; provided that the Buyer shall have the right to postpone or withdraw any registration effected pursuant to this Section 7.1 without obligation to any Company Stockholder.

          (b)  If the registration for which the Buyer gives notice pursuant to
Section 7.1(a) is a registered public offering involving an underwriting, the Buyer shall so advise the Company Stockholders as a part of the written notice given pursuant to Section 7.1(a). In such event, the right of any Company Stockholder to include his, her or its Merger Shares in such registration pursuant to Section 7.1 shall be conditioned upon such Company Stockholder's participation in such underwriting on the terms set forth herein. All Company Stockholders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for the underwriting by the Buyer; provided, however, that if other stockholders of Buyer have the right to select such underwriter(s), then such underwriter(s) shall be selected for the underwriting by such other stockholders of Buyer and such Company Stockholders proposing to distribute their securities through such underwriting. Notwithstanding any other provision of this Section 7.1, if the managing underwriter determines that the inclusion of all shares requested to be registered would adversely affect the offering, the Buyer may limit the number of Merger Shares to be included in the registration and underwriting. The Buyer shall so advise all holders of Merger Shares requesting registration, and the number of shares that are entitled to be included in the registration and underwriting shall be allocated in the following manner. The number of shares that may be included in such registration and underwriting shall be allocated among all Company Stockholders and other holders of registration rights requesting registration in proportion, as nearly as practicable, to the respective number of shares of Buyer Common Stock (on an as-converted basis) which they held at the time the Buyer gives the notice specified in Section 7.1(a). If any Company Stockholder or other holder of registration rights would thus be entitled to include more securities than such holder requested to be registered, the excess shall be allocated among other requesting Company Stockholders and other holders pro rata in the manner described in the preceding sentence. If any holder of Merger Shares disapproves of the terms of any such underwriting, such person may elect to withdraw therefrom by written notice to the Buyer, and any Merger Shares or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

     7.2  S-3 Registration.
          ----------------

          (a) At any time after the Buyer becomes eligible to file a Registration Statement on Form S-3 (or any successor form relating to secondary offerings), a Company Stockholder or Stockholders may request that the Buyer effect the registration of Merger Shares with an aggregate value of at least $5,000,000 (based on the public market price on the date of such request).

          (b)  Upon receipt of any request for registration pursuant to this
Section 7.2, the Buyer shall promptly give written notice of such proposed registration to all other Company Stockholders. Such Company Stockholders shall have the right, by giving written notice to the

Buyer within 30 days after the Buyer provides its notice, to elect to have included in such registration such of their Merger Shares as such Company Stockholders may request in such notice of election, subject in the case of an underwritten offering to the approval of the managing underwriter as provided in
Section 7.2(c) below. Thereupon, the Buyer shall, as expeditiously as possible, use its Reasonable Best Efforts to effect the registration on Form S-3 of all Merger Shares which the Buyer has been requested to so register.

          (c) If the initiating Company Stockholders intend to distribute the Merger Shares covered by their request by means of an underwriting, they shall so advise the Buyer as a part of their request made pursuant to Section 7.2(a), and the Buyer shall include such information in its written notice referred to in Section 7.2(b). The right of any other Company Stockholder to include his, her or its Merger Shares in such registration pursuant to Section 7.2(a) shall be conditioned upon such other Company Stockholder's participation in such underwriting on the terms set forth herein. If the managing underwriter determines that the marketing factors require a limitation of the number of shares to be underwritten, the number of Merger Shares to be included in a Registration Statement filed pursuant to this Section 7.2 shall be reduced pro rata among the requesting Company Stockholders based on the quotient of the total Merger Shares to be included in the Registration Statement, divided by the total number of Merger Shares that requested registration.

          (d) The Buyer shall have the right to select the managing underwriter(s) for any underwritten offering requested pursuant to Section 7.2(a), subject to the approval of initiating Company Stockholders holding at least a majority of the Merger Shares held by all of the initiating Company Stockholders, which approval will not be unreasonably withheld.

          (e) The Buyer shall not be required to effect more than two registrations pursuant to Section 7.2(a). For purposes of this Section 7.2(e), a Registration Statement shall not be counted until such time as such Registration Statement has been declared effective by the SEC; provided, however, that a registration shall be counted if the initiating Company Stockholders withdraw their request for such registration and elect not to pay the registration expenses therefor (unless such withdrawal is a result of information concerning the business or financial condition of the Buyer which is made known to the Company Stockholders after the date on which such registration was requested, in which case the registration shall not be counted and the Buyer shall pay the registration expenses therefor).

          (f) If at the time of any request to register Merger Shares pursuant to this Section 7.2, the Buyer is engaged or has plans to engage in a registered public offering or is engaged in any other activity which, in the good faith determination of the Buyer's Board of Directors, would be adversely affected by the requested registration, then the Buyer may at its option direct that such request be delayed for a period not in excess of 120 days from the date of such request, such right to delay a request to be exercised by the Buyer not more than once in any 12-month period.

          (g) The registration rights set forth in Section 7.1 and Section 7.2 shall terminate, with respect to each Merger Share, on the earlier of (i) the second anniversary of the Buyer's initial public offering of Buyer Common Stock and (ii) the date such Merger Share can be then be sold pursuant to Rule 144(k) under the Securities Act.

     7.3  Registration Procedures.
          -----------------------

          (a) In connection with the filing by the Buyer of a Registration Statement, the Buyer shall furnish to each Company Stockholder a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act.

          (b) The Buyer shall use its best efforts to register or qualify the Merger Shares covered by the Registration Statement under the securities laws of each state of the United States; provided, however, that the Buyer shall not be
                                 --------  -------
required in connection with this paragraph (b) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

          (c) If the Buyer has delivered preliminary or final prospectuses to the Company Stockholders and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, the Buyer shall promptly notify the Company Stockholders and, if requested by the Buyer, the Company Stockholders shall immediately cease making offers or sales of shares under the Registration Statement and return all prospectuses to the Buyer. The Buyer shall promptly provide the Company Stockholders with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, the Company Stockholders shall be free to resume making offers and sales under the Registration Statement.

          (d) The Buyer shall pay the expenses incurred by it in connection with any Registration Statements filed, postponed or withdrawn pursuant to
Section 7.1 and the first registration statement declared effective pursuant to or any registration statement withdrawn by Company Stockholders as provided in
Section 7.2, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Buyer, and fees and expenses of accountants for the Buyer, but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by the Company Stockholders in connection with sales under the Registration Statement and (ii) the fees and expenses of any counsel retained by Company Stockholders. In connection with the second registration statement declared effective pursuant to
Section 7.2, the selling Company Stockholders shall pay, pro rata, all expenses of the offering.

     7.4  Requirements of Company Stockholders. The Buyer shall not be required
          ------------------------------------
to include any Merger Shares in the Statement unless:

          (a) the Company Stockholder owning such shares furnishes to the Buyer in writing such information regarding such Company Stockholder and the proposed sale of Merger Shares by such Company Stockholder as the Buyer may reasonably request in writing in connection with the Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities; and

          (b) such Company Stockholder shall have provided to the Buyer its written agreement:

               (i) to indemnify the Buyer and each of its directors and officers against, and hold the Buyer and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorney's fees) to which the Buyer or such directors and officers may become subject by reason of any statement or omission in the Registration Statement made in reliance upon, or in conformity with, a written statement by such Company Stockholder furnished pursuant to this Section 7.4; and

               (ii) to report to the Buyer sales made pursuant to the Registration Statement.

     7.5  Indemnification. The Buyer agrees to indemnify and hold harmless each
          ---------------
Company Stockholder whose shares are included in the Registration Statement against any losses, claims, damages, expenses or liabilities to which such Company Stockholder may become subject by reason of any untrue statement of a material fact contained in the Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished to the Buyer by or on behalf of a Company Stockholder for use in the Registration Statement. The Buyer shall have the right to assume the defense and settlement of any claim or suit for which the Buyer may be responsible for indemnification under this Section 7.5.

     7.6  Assignment of Rights. A Company Stockholder may not assign any of its
          ---------------------
rights under this Article VII except in connection with the transfer of some or all of his, her or its Merger Shares to a child or spouse, or trust for their benefit or, in the case of a partnership, to the partners of such partnership pursuant to a pro rata distribution, provided each such transferee agrees in a written instrument delivered to the Buyer to be bound by the provisions of this
Article VII.

                                 ARTICLE VIII
                                  TERMINATION

     8.1  Termination of Agreement. The Parties may terminate this Agreement
          ------------------------
prior to the Effective Time (whether before or after Requisite Stockholder Approval), as provided below:

          (a) the Parties may terminate this Agreement by mutual written consent;

          (b) the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (c) or (d) of Section 5.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to the Company of written notice of such breach;

          (c) the Company may terminate this Agreement by giving written notice to the Buyer in the event the Buyer or the Transitory Subsidiary is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (b) or (c) of Section 5.3 not to be satisfied and (ii) is not cured within 20 days following delivery by the Company to the Buyer of written notice of such breach;

          (d) any Party may terminate this Agreement by giving written notice to the other Parties at any time after the Company Stockholders have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the Requisite Stockholder Approval;

          (e) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before September 30, 2000 by reason of the failure of any condition precedent under Section 5.1 or
5.2 hereof (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement); or

          (f) the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary if the Closing shall not have occurred on or before September 30, 2000 by reason of the failure of any condition precedent under Section 5.1 or 5.3 hereof (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement).

     8.2  Effect of Termination. If any Party terminates this Agreement pursuant
          ---------------------
to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for breaches of this Agreement).

                                  ARTICLE IX
                                  DEFINITIONS

     For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

Defined Term                                                 Section
------------                                                 -------

ADR Procedure                                                6.3(d)
ADR Service                                                  6.3(d)
Affiliate                                                    2.15(a)(vi)
Affiliate Agreement                                          4.9
Agreed Amount                                                6.3(c)
British Telecom Contract                                     2.7
Buyer Certificate                                            5.3(e)
Buyer Common Stock                                           1.5(a)
Buyer Customer Deliverables                                  3.8(a)
Buyer Disclosure Schedule                                    Article III
Buyer Financial Statements                                   3.5
Buyer Intellectual Property                                  3.8(a)
Buyer Internal Systems                                       3.8(a)

Buyer Material Adverse Effect                                3.1
Buyer Most Recent Balance Sheet                              3.7
Buyer Most Recent Balance Sheet Date                         3.5
Buyer Preferred Stock                                        3.2
Buyer Software                                               3.8(a)
Buyer Stock                                                  3.2
Buyer Subsidiary                                             3.1
CERCLA                                                       2.22(a)
Certificates                                                 1.7(a)
Certificate of Merger                                        1.1
Chase Shares                                                 1.3(f)
Cisco Systems Security Interest                              4.4(b)
Claim Notice                                                 6.3(b)
Claimed Amount                                               6.3(b)
Closing                                                      1.2
Closing Balance Sheet                                        1.5(e)(I)
Closing Date                                                 1.2
Closing Date Accounts Payable Excess                         1.5(e)
Code                                                         1.9(a)
Common Conversion Ratio                                      1.5(c)
Common Shares                                                1.5(a)
Company                                                      Introduction
Company Certificate                                          5.2(f)
Company Indemnified Parties                                  4.9
Company Intellectual Property                                2.13(a)
Company Material Adverse Effect                              2.1
Company Shares                                               1.5(b)
Company Stockholder                                          1.5(c)
Controlling Party                                            6.3(a)
Customer Deliverables                                        2.13(a)
Damages                                                      6.1
Disclosure Schedule                                          Article II
Disclosure Statement                                         4.3(a)
Dispute                                                      6.3(c)
Dispute Notice                                               1.5(e)(iii)
Dissenting Shares                                            1.6(a)

Effective Time                                               1.1
Employee Benefit Plan                                        2.21(a)(i)
Employee Waiver                                              4.10(a)
Environmental Law                                            2.22(a)
ERISA                                                        2.21(a)(ii)
ERISA Affiliate                                              2.21(a)(iii)
Escrow Agreement                                             1.3
Escrow Agent                                                 1.3
Escrow Shares                                                1.5(c)
Exchange Act                                                 2.15(a)(vi)
Exchange Agent                                               1.3
Financial Statements                                         2.6
GAAP                                                         1.5(d)
Governmental Entity                                          2.4
Indebtedness                                                 1.5(d)
Indemnification Representatives                              1.3
Indemnified Party                                            6.3(a)
Indemnifying Party                                           6.3(a)
Indemnifying Stockholders                                    6.1
Initial Shares                                               1.5(c)
Intellectual Property                                        2.13(a)
Internal Systems                                             2.13(a)
Interglobe Agreement                                         1.10
Legal Proceeding                                             2.18
Materials of Environmental Concern                           2.22(b)
MCI Litigation                                               6.1(d)
Merger                                                       1.1
Merger Shares                                                1.5(c)
Most Recent Balance Sheet                                    2.8
Most Recent Balance Sheet Date                               2.6
Neutral Accountants                                          1.5(c)(iii)
Non-controlling Party                                        6.3(a)
Options                                                      1.9(a)
Ordinary Course of Business                                  2.4
Parties                                                      Introduction
Permits                                                      2.25

Pre-Closing Accounts Payable Excess                          1.5(d)
Pre-Closing Certificate                                      1.5(d)
Pre-Closing Indebtedness Amount                              1.5(d)
Preferred Conversion Ratio                                   1.5(c)
Preferred Shares                                             1.5(b)
Reasonable Best Efforts                                      4.1
Registration Statement                                       7.1(a)
Response                                                     6.3(c)
Requisite Stockholder Approval                               2.3
SEC                                                          7.1(a)
Securities Act                                               2.2
Security Interest                                            2.4
Shareholders Agreement                                       4.5(j)
Software                                                     2.13(e)
Subsidiary                                                   2.5(a)
Surviving Corporation                                        1.1
Taxes                                                        2.9(a)(i)
Tax Returns                                                  2.9(a)(ii)
Transitory Subsidiary                                        Introduction
Value                                                        6.3(c)
Warrants                                                     1.9(d)
Year 2000 Compliant                                          2.13(i)


                                   ARTICLE X
                                 MISCELLANEOUS

     10.1  Press Releases and Announcements. No Party shall issue any press
           --------------------------------
release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that
                                                         --------  -------
any Party may make any public disclosure it believes in good faith is required by applicable law or regulation (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure for their approval).

     10.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in
                                  --------  -------
Article I concerning issuance of the Merger

Shares, Article VI concerning indemnification and Article VII concerning registration rights are intended for the benefit of the Company Stockholders and
(b) the provisions in Section 4.9 concerning indemnification are intended for the benefit of the individuals specified therein and their successors and assigns.

     10.3  Entire Agreement. This Agreement (including the documents referred to
           ----------------
herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Mutual Nondisclosure Agreement dated May 3, 2000 between the Buyer and the Company shall remain in effect in accordance with its terms.

     10.4  Succession and Assignment. This Agreement shall be binding upon and
           -------------------------
inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer.

     10.5  Counterparts and Facsimile Signature. This Agreement may be executed
           ------------------------------------
in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

     10.6  Headings. The section headings contained in this Agreement are
           --------
inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.7  Notices. All notices, requests, demands, claims, and other
           -------
communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, or upon confirmation of transmission after it is sent by telecopy, in each case to the intended recipient as set forth below:

If to the Company:                              Copy to:
------------------                              --------

Hemisphere Investments, Inc.                    Morrison & Foerster LLP

200 North Andrews Avenue                    425 Market Street
Ft. Lauderdale, FL 33301                    San Francisco, CA 94105-2482
Telecopy:  (954) 712-0550                   Telecopy:  (415) 268-7522
Attention:  President                       Attention: Robert S. Townsend, Esq.

If to the Buyer or                          Copy to:
------------------                          -------
the Transitory Subsidiary:
-------------------------

Convergent Networks, Inc                    Hale and Dorr LLP
900 Chelmsford Street, Tower 3              60 State Street
Lowell, Massachusetts 01851                 Boston, MA 02109
Telecopy:  (978) 323-3402                   Telecopy:  (617) 526-5000
Attention: President                        Attention:  John A. Burgess, Esq.

     Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     10.8  Governing Law. This Agreement shall be governed by and construed in
           -------------
accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

     10.9  Amendments and Waivers. The Parties may mutually amend any provision
           ----------------------
of this Agreement at any time prior to the Effective Time; provided, however,
                                                           --------  -------
that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to any restrictions contained in the Florida Business Corporation Act. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     10.10  Severability. Any term or provision of this Agreement that is
            ------------
invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

     10.11  Construction.
            ------------

            (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

            (b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                              CONVERGENT NETWORKS, INC.

                              By: /s/ John C. Thibault
                                  -------------------------------
                              Title: President and CEO


                              HEMISPHERE ACQUISITION CORPORATION

                              By: /s/ John C. Thibault
                                  --------------------------------
                              Title: President


                              HEMISPHERE INVESTMENTS, INC.

                              By: /s/ Benjamin Holzemer
                                  --------------------------------
                              Title: CEO

                              /s/ David Butler
                              -----------------------------------
                              DAVID BUTLER

                              /s/ Kevin Collins
                              -----------------------------------
                              KEVIN COLLINS

                              /s/ Robert Guilbert
                              -----------------------------------
                              ROBERT GUILBERT

                              /s/ Benjamin Holzemer
                              -----------------------------------
                              BENJAMIN HOLZEMER

                              MCCARTHY CORPORATION PLC

                              By: /s/ Timothy McCarthy
                                  --------------------------------
                              Title: Director

                              MCCARTHY STRATEGIC HOLDINGS, LTD

                              By: /s/ Timothy McCarthy
                                  --------------------------------
                              Title: Director

                              /s/ Ty R. Miller
                              ------------------------------------
                              TY R. MILLER

                              /s/ Jerry Nelson
                              ------------------------------------
                              JERRY NELSON

                              NOMURA INTERNATIONAL PLC

                              By: /s/ Kozo Yamazoa
                                  --------------------------------
                              Title: Managing Director

                              PORTIL AG

                              By: /s/ Thomas Rinderknecht
                                 --------------------------------
                              Title: Director

                              RAMOT AG

                              By: /s/ Thomas Rinderknecht
                                 --------------------------------
                              Title: Director

                              /s/ Jeff Slye
                              -----------------------------------
                              JEFF SLYE

                              Title: Director

                              TAUREAN INVESTMENTS AG

                              By: /s/ Thomas Rinderknecht
                                 --------------------------------
                              Title: Director

                              /s/ Marc Thomas
                              -----------------------------------
                              Marc Thomas

                                AMENDMENT NO. 1

                                      TO

                         AGREEMENT AND PLAN OF MERGER

     This Amendment No. 1 dated July 28, 2000 (the "Amendment") to the Agreement and Plan of Merger dated as of July 6, 2000 (the "Agreement") by and among Convergent Networks, Inc., a Delaware corporation (the "Buyer"), Hemisphere Acquisition Corporation, a Florida corporation and a wholly owned subsidiary of the Buyer (the "Transitory Subsidiary"), Hemisphere Investments, Inc., a Florida corporation (the "Company"), and certain shareholders of the Company is entered into by the Buyer, the Transitory Subsidiary and the Company. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Agreement.

     WHEREAS, the Parties have mutually agreed that the name of the Surviving Corporation immediately following the Effective Time shall be "Hemisphere Investments, Inc."

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. Acting in accordance with Section 10.9 of the Agreement, the Buyer, the Company and the Transitory Subsidiary hereby agree that Section 1.11 (a) of the Agreement be amended and restated in its entirety as follows:

     "(a) The Articles of Incorporation of the Surviving Corporation immediately following the Effective Time shall be the same as the Articles of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that (i) the name of the corporation set forth therein shall be changed to Hemisphere Investments, Inc. and (ii) the identity of the incorporator shall be deleted."

2. The Agreement (including the documents referred to therein), as supplemented and modified by this Amendment, constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter thereof; provided that the Mutual Nondisclosure Agreement dated May 3, 2000 between the Buyer and the Company shall remain in effect in accordance with its terms.

3. Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Agreement to "this Agreement," "hereunder, " "hereof" or words of like import, and each reference in the other documents entered into in connection with the Agreement, shall mean and be a reference to the Agreement, as amended hereby. Except as specifically amended above, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

4. This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Amendment may be executed by facsimile signature.

                        [signatures on following page]

     IN WITNESS WHEREOF, the Parties have executed this Amendment No. 1 as of the date first above written.

                               CONVERGENT NETWORKS, INC.

                               /s/ Pamela F. Lenehan
                               -------------------------------------------
                               Pamela F. Lenehan
                               Vice President and Chief Financial Officer

                               HEMISPHERE ACQUISITION CORPORATION

                               /s/ Pamela F. Lenehan
                               -------------------------------------------
                               Pamela F. Lenehan
                               Treasurer and Secretary

                               HEMISPHERE INVESTMENTS, INC.

                               /s/ Benjamin Holzemer
                               -------------------------------------------

                               By: ---------------------------------------

                               Title: CEO
                                      ------------------------------------


       [signature page to Amendment No.1 to Agreement and Plan of Merger]